Exhibit 10.11

OFFER TO LEASE

February 15, 2010

Bentall Limited Partnership

Suite 90,10451 Shellbridge Way

Richmond, BC V6X 2W8

Attention: Tim Evans

Dear Sirs:

We, AQUINOX PHARMACEUTICALS, INC. (hereinafter referred to as the “Tenant”), hereby offer to lease certain premises (the “Demised Premises”) located at Part Building 400, 5600 Parkwood Way, Richmond, BC from Sun Life Assurance Company of Canada the owners thereof, (hereinafter referred to as the “Landlord’), on the following terns and conditions:

1.	RENTABLE AREA

An area of approximately Fifteen Thousand Seven Hundred Twenty-Nine (15,729) square feet of Rentable Area as shown on the plan attached hereto as “Schedule A”.

2.	TERM

The Term shall be for five (5) years measured from the Commencement Date. The Commencement Date shall be September 1, 2010. No construction or demolition work shall commence until proof of Tenant’s insurance has been provided to the Landlord.

3.	BASIC RENT

Basic Rent per square foot of Rentable Area per annum shall be:

Years 1 to 2 at $9.75;

Year 3 at $10.50; and

Years 4 to 5 at $11.25.

Basic Rent shall be payable in accordance with the Lease. The Tenant shall be responsible for the payment of GST in addition to Basic Rent. The Landlord shall have the right to measure or survey the Demised Premises. Should the Rentable Area be inconsistent with the estimated Rentable Area set out in Clause 1 hereof, Basic Rent shall be adjusted accordingly.

4.	PROPERTY TAXES AND OPERATING EXPENSES

In addition to Basic Rent, the Tenant shall be responsible for the proportionate share of annual Property Taxes and Operating Expenses. Estimated figures for 2010 total $4.07 per square foot of Rentable Area per annum.

Charges which are estimated shall be subject to adjustment when actual amounts are available.

The Tenant shall be responsible for payment of GST in addition to the above.

5.	CONDITION OF DEMISED PREMISES

The Tenant agrees to take the Demised Promises in “as is where is” condition excepting only the following which the Landlord will provide and install at the Landlord’s expense to its base building standard by August 31, 2010 on a reasonable commercial efforts basis:

a)	As per the Streamline quote (dated November 30, 2009) attached as Schedule “C”. All mechanical, electrical, HVAC and plumbing systems and hot water supplies shall be properly separated from the adjacent tenancies as part of the demising work undertaken by the Landlord; and

b)	All base building mechanical, electrical, HVAC and plumbing systems shall be in proper working order at the Commencement Date of the Lease.

c)	See Schedule “D”.

The Landlord makes no representation or warranty with respect to the usability of any existing phone lines and/or data cables within the Demised Premises. The Tenant, at its expense, shall be responsible for all modifications required to reuse such phone lines and/or data cables.

6.	PERMITTED USE

Research laboratory with related business office.

7.	TENANT IMPROVEMENTS

The Tenant shall be responsible for its own improvements to the Demised Premises. Should the Tenant require additional utilities, heating, ventilation or air conditioning (“HVAC”) because of the nature of its business, in excess of those already provided to the Demised Premises, then the Tenant shall be responsible for the cost of installing and/or supplying such additional utilities, subject to prior approval from the Landlord.

8.	OTHER TERMS AND CONDITIONS

Other terms and conditions shall be applicable as contained in the Landlord’s standard form of Lease, a copy of which is attached as Schedule “B” and forms an integral part of this Offer to Lease, except where the standard lease terms are contrary to the terms and conditions of this Offer to Lease, in which case the contrary provisions contained herein supersede the standard lease.

The standard lease shall be modified by the Landlord to incorporate the terms of this Offer to Lease and any amendments to the standard form of Lease agreed to by both the Tenant and the Landlord prior to the removal of the Tenant’s and Landlord’s Conditions contained herein, provided that no such amendments shall alter the financial terms agreed to herein and shall be delivered to the Tenant for execution within a reasonable period of time after acceptance of this Offer to Lease and satisfaction of any subject conditions herein contained. The Tenant shall execute and return the Lease to the Landlord within five (5) business days upon receipt thereof. In no event shall the Tenant take occupancy and commence business operations in the Demised Premises, without the Lease being fully executed.

If the Tenant takes occupancy of the Demised Premises without executing the Lease, the Tenant shall be deemed to have executed the same and shall be bound to the provisions thereof and shall be deemed to hold the Demised Premises in accordance therewith, provided however, the Tenant shall still be obligated to execute and deliver the Lease to the Landlord forthwith upon demand. Notwithstanding that the Tenant shall be deemed to hold the Demised Premises in accordance with the provisions of the Lease, the Tenant’s failure to actually execute and return the Lease to the Landlord will be a default under the terms of the Lease.

9.	PRE-AUTHORIZED PAYMENT PLAN

The Tenant authorizes the Landlord to withdraw monthly Rent payments from the Tenant’s account by way of direct withdrawals, as may be arranged from time to time between financial institutions administering the Tenant’s and the Landlord’s accounts.

The Tenant further agrees to execute and provide whatever further documentation, account information, cancelled cheques or otherwise, which are reasonably requested by the Landlord in order to assist the Landlord in the administration of a pre-authorized payment procedure for monies owing or accruing due as Rent under the Lease.

10.	FINANCIAL INFORMATION

This Offer to Lease is subject to the Tenant providing necessary financial information about the Tenant in order for the Landlord to conduct the Landlord’s standard credit check. Such information to be provided within three (3) days of the Offer to Lease being accepted by the Landlord, failing which the Landlord may, in its sole discretion terminate this Offer to Lease and any legal obligations arising from the provisional acceptance hereof by the Landlord. If the Tenant, in the Landlord’s sole discretion, satisfactorily passes the Landlord’s standard credit check, this subject condition shall be removed by the Landlord in writing within seven (7) days of the Landlord receiving such financial information failing which this Offer to lease and any obligations arising therefrom shall forthwith be null and void. The subject clause is for the sole benefit of the Landlord.

11.	DEPOSIT

A deposit in the amount of two (2) months gross Rent plus GST (the “Deposit”) is due within two business days of unconditional acceptance of this Offer to Lease, and shall be held by Bentall Limited Partnership as managing agent on behalf of the Landlord and the Deposit shall be retained by the Landlord without interest and shall be applied firstly to the first month’s gross Rent payable under the Lease (including G.S.T.), with the balance to be held as security for the due and proper performance by the Tenant of all of the terms, covenants and conditions of the Lease, including the payment of all Rent due thereunder. Such of the Deposit as then remains outstanding and unapplied by the Landlord shall be repaid to the Tenant within ~~ninety (90)~~ sixty (60) days of the expiration of the Term of the Lease. Notwithstanding the foregoing, if the Tenant fails to execute and return the Lease to the Landlord in the form attached in accordance with Clause 8, the Landlord may, at its sole option, terminate this Offer to Lease and/or the Lease, if applicable, whereupon the Deposit shall be retained by the Landlord as liquidated damages on account of the Tenant’s default and not as a penalty.

If the Landlord does not accept this Offer to Lease, the Deposit will be returned to the Tenant without Interest. If the Tenant fails to deliver the Deposit described herein to the Landlord, the Landlord at its option may terminate this Offer to Lease and the Landlord’s obligations arising from the provisional acceptance hereof by the Landlord, whereupon the same shall be null and void.

12.	TENANT’S CONDITIONS

This Offer to Lease is subject to the following conditions precedent, all of which are for the sole benefit of the Tenant:

a)	The approval of the Tenant’s board of directors;

b)	Review and approval of the Lease;

c)	The Tenant finalizing a round of financing in an amount not less than Fourteen Million Five Hundred Thousand dollars ($14,500,000.00) by ~~February 15, 2010~~ March 9, 2010;

d)	The Tenant approving the scope of any work required to the Demised Premises to meet any applicable building, fire safety or handicap accessibility codes; and

e)	The Tenant approving the scope of any restoration required to the Demised Premises to accommodate the Tenant’s tenancy;

f)	The Tenant’s review and approval of the costs associated with the acquisition and restoration (if any) of the existing Tenant’s Business and Trade Fixtures.

(the “Tenant’s Conditions”). The Tenant’s Conditions shall be removed or waived by notice in writing to be given by the Tenant to the Landlord, within fifteen (15) business days of the Landlord’s acceptance hereof, failing which this Offer to Lease shall be null and void and of no force or effect and the Deposit shall be forthwith returned to the Tenant.

13.	LANDLORD’S CONDITION

This Offer to Lease is subject to the following condition precedent, which is for the sole benefit of the Landlord:

a)	The Landlord’s senior executive’s final approval;

b)	The Landlord reviewing and approving the cost of any work required to the Demised Premises to meet any applicable building, fire safety or handicap accessibility codes; and

c)	The Landlord reviewing and approving the cost of any restoration required to the Demised Premises to accommodate the Tenant’s tenancy;

(the “Landlord’s Condition”). The Landlord’s Condition shall be removed or waived by notice in writing to be given by the Landlord to the Tenant within fifteen (15) business days of the Landlord’s acceptance hereof, failing which this Offer for Lease shall be null and void and of no force or effect and the Deposit shall be forthwith returned to the Tenant.

14.	PARKING

Throughout the Term, the Landlord shall make available for the Tenant, to use at its option, one (1) random parking stall per 500 Rentable square feet leased in the designated parking lot at the prevailing monthly rental rate, which is currently $NII per stall per month plus applicable taxes, which rental rate may be adjusted by the Landlord from time to time. If available, additional parking stalls shall be provided to the Tenant on a month to month recallable basis at the prevailing monthly rental rate. Notwithstanding the aforementioned the parking stalls shall be free of charge during the Initial Term of the Lease.

15.	IMPROVEMENT ALLOWANCE

Provided the Tenant is not in default, the Landlord shall provide the Tenant with an improvement allowance which shall be solely applied to fixturing and modifying the Demised Premises in the amount of $4.00 per square foot of rentable area of the Demised Premises plus GST (the “Allowance”). Such Allowance to be payable upon fulfillment of all of the following conditions:

a)	The Tenant has completed all of the work required of it pursuant to the Crestwood Commerce Centre Tenant Guidelines (including but not limited to HVAC balancing and delivery of “as-built” drawings);

b)	provision of satisfactory evidence of payment of all of the Tenant’s contractors in full by the Tenant including but not limited to a statutory declaration that all fees and payments resulting from the modification and fixturing of the Demised Premises have been made;

c)	the Lease is fully executed; and

d)	the Tenant has ~~fully~~ occupied the Demised Premises and commenced business operations therein.

All modifications to the Demised Premises are to the Tenant’s account and are subject to the Landlord’s prior written approval. It is understood that the Landlord’s contractor shall be utilized for all changes to the mechanical, electrical and life safety systems. All design and consultants’ fees and permits are to the Tenant’s account.

16.	FIXTURING PERIOD

So long as the Lease has been fully executed and the Tenant has provided the Landlord with proof of the Tenant’s insurance, the Landlord shall provide the Tenant with possession of the Demised Premises for a period of two (2) months commencing July 1, 2010 for the purposes of fixturing, modifying, preparing and occupying the Demised Premises for the Tenant’s day-to-day business. All terms of the Lease shall be applicable from the date the Tenant takes possession of the Demised Premises save for the payment of Basic Rent, Operating Expenses and Property Taxes which shall be payable as of September 1, 2010.

17.	FREE BASIC RENT

Subject to the Tenant being in occupancy and not in default under the Lease, the Landlord shall provide the Tenant with two (2) months of free Basic Rent. The free Basic Rent shall be applied by the Landlord against the payment of Basic Rent accruing due during the first and second (1st and 2nd) months of the Term.

For greater certainty, the Tenant acknowledges and agrees that notwithstanding the period of free Basic Rent set out above, the Tenant shall pay its share of the Operating Expenses and Property Taxes and other charges provided for in the Lease in the manner set out in the Lease during the entire Term.

18.	SIGNAGE

The Tenant shall be permitted exterior base building signage. The exterior signage shall be subject to the Landlord’s approval and meet all applicable local, municipal and /or federal rules and regulations having jurisdiction. The signage shall be installed at the Tenant’s sole cost and maintained to a first class standard and the Tenant shall remove and make good such signage upon the termination of the Lease.

19.	HVAC SYSTEMS

The Landlord will ensure, at the Landlord’s sole cost, that all existing HVAC systems serving the Demised Premises will be in proper working order at the Commencement Date of the Lease.

The maintenance of the existing HVAC systems after the Commencement Date will be undertaken by the Landlord and charged back directly to the Tenant through the Operating Expenses for the Demised Premises.

It is understood by the Landlord and Tenant that it is the Tenant’s sole responsibility to purchase any non-base building HVAC systems from the existing tenant (if required) at the Tenant’s sole cost prior to the expiry of the existing tenant’s lease.

20.	OPTION TO EXTEND LEASE

The Tenant, provided it is Aquinox Pharmaceuticals Inc. and is itself in occupation of the whole of the Demised Premises and provided it has not been in material default during the Term, shall have one option to extend the Term of the Lease for a further period of five (5) years (the “Extended Term”), such option to be exercised upon twelve (12) months’ written notice to the Landlord, prior to the expiry of the Initial Term, not to be given sooner than eighteen (18) months prior to expiry of the Initial Term. The Extended Term shall be on the same terms and conditions as the Initial Term except for Basic Rent, any free rent allowance, fixturing period, Tenant Improvement allowance or other incentive or inducement and except for this option to extend.

The Basic Rent payable by the Tenant during the Extended Term shall be negotiated and agreed upon between the parties prior to the commencement of the Extended Term based on the prevailing fair market Basic Rent at the commencement of the Extended Term for similarly improved premises of similar size, quality, use and location in flex office/laboratory buildings of a similar size, quality and location in Richmond, BC. Failing such agreement, then within two (2) months prior to the commencement of the Extended Term, Basic Rent shall be determined by arbitration under the provisions of the Commercial Arbitration Act of the Province of British Columbia and in accordance with this clause provided that the Basic Rent payable shall not in any case be less than that payable by the Tenant during the last year of the Initial Term. The Tenant covenants and agrees to execute any document or instrument which the Landlord reasonably requires under this provision, including but not limited to the Landlord’s form of extension and amending agreement prepared by the Landlord to give effect to the Extended Term.

21.	OVERHOLDING

The Tenant has no right to remain in possession of the Premises after the end of the Term. If the Tenant remains in possession of the Premises after the end of the Term with the consent of the Landlord but without entering into a new lease or other agreement then, notwithstanding any statutory provisions, legal presumption or reasonableness requirement to the contrary, there shall be no tacit renewal of this Lease or the Term and the Tenant shall be deemed to be occupying the Premises as a tenant from month to month (with either party having the right to terminate such month to month tenancy at any time on 30 days’ notice, whether or not the date of termination is at the end of a rental period) at a monthly Basic Rent payable in advance on the first day of each month equal to 150% the monthly amount of Basic Rent payable during the last month of the Term (or which would have been payable but for any discount or rent-free period applicable to such last month) and otherwise upon the same terms, covenants and conditions as in this Lease insofar as these are applicable to a monthly tenancy and, for greater certainty, including liability for all Additional Rent.

22.	ADDITIONAL CONSIDERATION

If this Offer to Lease contains one or more subject conditions in favor of either party hereto, then in respect of each such subject condition the party not receiving the benefit of such subject condition hereby acknowledges the receipt of $10.00 and other good and valuable consideration to be retained by such party as consideration for keeping this Offer to Lease open for acceptance until the time for removal or waiver of such subject condition has expired.

23.	AGENCY DISCLOSURE

In accordance with the Rules established by the Real Estate Council pursuant to the Real Estate Services Act of British Columbia, Bentall Limited Partnership (the “Landlord’s Agent”) disclosed that it is representing the Landlord in respect of this transaction, and will receive remuneration from the Landlord for such representation.

Kevin Nelson of CB Richard Ellis Limited (the “Tenant’s Agent”) discloses that it is representing the Tenant in respect of this transaction and will receive remuneration from the Landlord for such representation in accordance with the Agent’s agreement with the Landlord.

24.	PRIVACY STATEMENT

The Tenant consents to the Landlord collecting, using and disclosing the personal information in this Offer to Lease and the Lease or otherwise collected by or on behalf of the Landlord or its agents, affiliates, or service providers, for the purposes of:

a)	determining the suitability of the Tenant, both for the Term and any renewal or extension thereof;

b)	taking action for collection of Rent in the event of default by the Tenant; and

c)	facilitating the pre-authorized payment plan contained in this Offer to Lease and the Lease.

Consent under this Offer to Lease and the Lease includes consent to the disclosure by the Landlord of such information to credit agencies, collection agencies and existing or potential lenders, investors and purchasers.

The Tenant also consents to and confirms its authority and that it has all necessary consents to enable the collection, use, and disclosure, as provided in this privacy statement, of personal information about employees of the Tenant and other individuals whose personal information is provided to or collected by or on behalf of the Landlord in connection with this Offer to Lease and the Lease.

To the extent the Landlord uses a managing agent, consent under this Offer to Lease and the Lease includes consent for the managing agent to do all such things on behalf of the Landlord. The Landlord’s current managing agent to Bentall Limited Partnership (“Bentall”). The Tenant also consents to the terms of Bentall’s Privacy Policy, a copy of which is available at www.bentall.com, and to the collection, use and disclosure of personal information in accordance with such privacy policy.

25.	NO REPRESENTATIONS

There are no representations, warranties or agreements made by the Landlord to the Tenant except as specifically set out in this Offer to Lease.

26.	NO ASSIGNMENT

The Tenant shall not assign its interest in this Offer to Lease without the prior written consent of the Landlord, which consent may be withheld in the Landlord’s sole discretion.

27.	CAPITALIZED TERMS

Any capitalized terms used in this Offer to Lease and not defined herein and/or in Appendix 1 attached hereto shall have the meaning set out in the Lease attached as Schedule “B” hereto.

28.	FACSIMILE EXECUTION

The parties agree that this Offer to Lease may be executed by facsimile and the parties agree to be bound by the facsimile copies.

29.	ACCEPTANCE

This Offer to Lease is irrevocable and open for acceptance by the Tenant for three (3) business days from the date offered by the Landlord as set out below after which time, if not accepted by the Tenant, it shall be null and void.

30.	NO OFFER

The Landlord shall not be deemed to have made an offer to the Tenant by furnishing to the Tenant a copy of this Offer to Lease with particulars inserted and, notwithstanding that the Deposit may be received by the Landlord when this Offer to Lease is received by it for signature, no contractual or other rights shall exist or be created between the Landlord and the Tenant until such time as all parties to this Offer to Lease have executed this Offer to Lease and copies thereof have been delivered to each party. If this Offer to Lease contains subject conditions in favor of either party hereto, (a) no contractual or other rights shall exist or be created between the Landlord and the Tenant until such time as such subject conditions have been removed or waived save as expressly set out herein, and (b) the Landlord may continue to consider and accept other offers for the Demised Premises (or any portion thereof) until such time as all such subject conditions have been removed or waived.

31.	TIME OF ESSENCE

Time is of the essence of this Offer to Lease and each part of it.

OFFERED by the Landlord, this ~~15th~~ 26th day of February, 2010 at Vancouver, in the Province of British Columbia.

SUN LIFE ASSURANCE COMPANY OF CANADA by its duly authorized Agent BENTALL LIMITED PARTNERSHIP By its General Partner, Bentall G.P. Ltd.

PER:
(AUTHORIZED SIGNATORY)

PER:
(AUTHORIZED SIGNATORY)

ACCEPTED by the Tenant, this ~~19th~~ 3rd day of ~~February~~ March, 2010 at Vancouver, in the Province of British Columbia.

AQUINOX PHARMACEUTICALS INC.

PER:
	(AUTHORIZED SIGNATORY)	C/S
PER:
(AUTHORIZED SIGNATORY)

APPENDIX 1

DEFINITIONS

For greater certainty, for the purposes of the Lease, the following terms used in this Offer to Lease shall have the meanings set out below.

a)	“Basic Rent” shall mean the fixed monthly payments due and payable under clause 3 of this Offer to Lease, whether referred to in the Lease as “Basic Rent”, “Minimum Rent” or otherwise;

b)	“Demised Premises” shall mean the premises to be demised to the Tenant pursuant this Offer to Lease, whether referred to in the Lease as “Demised Premises”, “Leased Premises”, “Premises” or otherwise:

c)	“Operating Expenses” shall mean the amounts payable by the Landlord and reimbursable by the Tenant under the Lease on account of the operation, maintenance, administration, management and repair of the Demised Premises and the building in which the Demised Premises are situated, whether therein referred to as “Operating Expenses”, “Operating Costs”, “Common Costs” or otherwise;

d)	“Landlord” shall mean the Landlord herein defined, whether referred to in the Lease as “Landlord”, “Lessor” or otherwise;

e)	“Property Taxes” shall mean the amounts payable by the Landlord and reimbursable by the Tenant under the Lease on account of real property taxes, duties and assessments imposed against the lands and building where the Demised Premises are situated, whether therein referred to as “Property Taxes”, “Municipal Taxes”, “Taxes” or otherwise;

f)	“Rent” shall mean all amounts payable by the Tenant pursuant to the provisions of this Offer to Lease or of the Lease; and

g)	“Tenant” shall mean the Tenant herein defined, whether referred to in the Lease as ‘“Tenant”, “Lessee” or otherwise.

SCHEDULE “A”

SCHEDULE “A”

600
400
500
KEY PLAN

A
B
C
D
E
101'-4"
OFFICE
STORAGE
OFF.
OPEN TO T-BAR CEILING BELOW
OPEN OFFICE
OPEN TO BELOW
SERVER
PROPOSED #415 2ND FLOOR
PROPOSED #435 2ND FLOOR 4,731 SQ.FT.

2ND FLOOR PLAN

AREAS (SQ.FT.±)

#425		
MAIN FLR		4,943
2ND FLR		2,236
	TOTAL	7,179
#435		
MAIN FLR		10,958
2ND FLR		4,731
	TOTAL	15,124
TOTAL		22,402

LEGEND

- EXIST. WALL, CONSTRUCTION TO REMAIN
- EXIST. WALL, CONSTRUCTION TO BE REMOVED
- NEW WALL/CONSTRUCTION, ETC.
- EXIST. WALL TO BE UPGRADED AND SEALED TO 1-HR. FIRE SEPARATION WALL AS REQ'D
- NEW 1-HR. FIRE SEPARATION WALL

OPTION 1 SECOND FLOOR

TENANT: –	SPACE PLAN UNIT #425 – 5600 PARKWOOD WAY
OWNER C/O: **Bentall LP**	Date: DEC. 4, 2004
	Scale: 1" = 50'-0"

Copyright reserved by Streamline. Drawing developed for a specific purpose, and is not to be used for permit, tender or construction.

Streamline
Facility Planning Corporation
4260 – 400 Viking Way, Richmond, BC V6V 2K9
Tel: 207-1182
Fax: 207-1184

Project	Drawing	Revision
0914	02	B

SCHEDULE “B”

LEASE

BETWEEN

SUN LIFE ASSURANCE COMPANY OF CANADA

(LANDLORD)

- AND -

*

(TENANT)

Premises:

*

LEASE

BETWEEN

SUN LIFE ASSURANCE COMPANY OF CANADA

(LANDLORD)

- AND -

AQUINOX PHARMACEUTICALS INC.

(TENANT)

Premises:

Part of Building 400, 5600 Parkwood Way

Richmond, British Columbia

TABLE OF CONTENTS

ARTICLE 1 - BASIC TERMS		1

1.1	Basic Terms	1

ARTICLE 2 - SPECIAL PROVISIONS		1

2.1	Privacy Statement	1

ARTICLE 3 - DEFINITIONS AND INTERPRETATION		3

3.1	Definitions	3
3.2	Entire Agreement, Amendments, Waiver	7
3.3	Acceptance and Application of Rent	7
3.4	General Rules of Interpretation	7
3.5	Successors	7

ARTICLE 4 - GRANT AND TERM		7

4.1	Term, Demise	7
4.2	Delay in Delivery	8
4.3	Acceptance	8
4.4	Quiet Enjoyment	8

ARTICLE 5 - RENT		8

5.1	Basic	8
5.2	Additional Rent	8
5.3	Adjustment Due to Measurement	8
5.4	Payment of Rent	8
5.5	Payment of Additional Rent	9
5.6	Rent Deposit	10
5.7	Security Deposit	10
5.8	Net	10

ARTICLE 6 - OPERATING COSTS AND TAXES		10

6.1	Property Taxes Payable by Landlord	10
6.2	Property Taxes Payable by Tenant	10
6.3	Business Taxes and Other Taxes of Tenant	11
6.4	Assessment Appeals	11
6.5	Operating	11
6.6	Limitations on Operating Costs	12
6.7	Adjustments of Operating Costs	13
6.8	Reduction or Control of Operating Costs	13

ARTICLE 7 - HVAC, UTILITIES AND OTHER LANDLORD SERVICES		13

7.1	Heating	13
7.2	Electricity and Other	13
7.3	Special HVAC Services and Utilities and Excess Quantities	14
7.4	Additional Services Provided by Landlord	14
7.5	Telecommunications	14
7.6	Signs and Premises Identification	14

ARTICLE 8 - OPERATION, CONTROL AND MAINTENANCE BY LANDLORD		14

8.1	Operation of the Building by Landlord	14
8.2	Control of the Project by Landlord	14
8.3	Name of Building	15
8.4	Maintenance and Repair by Landlord	15
8.5	Access by Landlord	15
8.6	Relocation	15

ARTICLE 9 - MAINTENANCE AND ALTERATIONS BY TENANT		16

9.1	Maintenance and Repair by Tenant	16
9.2	Alterations by Tenant	17
9.3	Removal of Improvements and Fixtures	18
9.4	Liens	18
9.5	Notice by Tenant	18

ARTICLE 10 - USE OF PREMISES		18

10.1	Permitted Use	18
10.2	Compliance with Laws	19
10.3	Nuisance, Interference, Waste, Overloading	19
10.4	Access	19
10.5	Rail	19
10.6	Rules and Regulations	19

ARTICLE 11 - INSURANCE, LIABILITY AND INDEMNITY		20

11.1	Tenant’s Insurance	20
11.2	Form of Tenant Policies	20
11.3	Certified Copies and Notice to Landlord	20
11.4	Landlord’s Insurance	21
11.5	Insurance Risks	21
11.6	Release of Landlord	21
11.7	Release of Tenant	22
11.8	Indemnity by Tenant	22

ARTICLE 12 - ASSIGNMENT, SUBLETTING AND OTHER TRANSFERS		22

12.1	Transfers	22
12.2	Tenant’s Notice, Landlord’s Right to Terminate	23
12.3	Conditions of Transfer	23
12.4	Corporate Records	24
12.5	Permitted Transfers	24
12.6	No Advertising	24
12.7	Sales or Dispositions by Landlord	24

ARTICLE 13 - LANDLORD FINANCING AND STATUS CERTIFICATES		24

13.1	Subordination and Postponement	24
13.2	Attornment	25
13.3	Status Certificates	25
13.4	Reliance	25

ARTICLE 14 - DAMAGE, DESTRUCTION, DEMOLITION, EXPROPRIATION		25

14.1	Damage to Premises	25
14.2	Abatement	26
14.3	Termination Rights	26
14.4	Landlord’s Rights on Rebuilding	26
14.5	Landlord’s Demolition Rights	26
14.6	Expropriation	26

ARTICLE 15 - DEFAULT AND REMEDIES		26

15.1	Events of Default	26
15.2	Remedies	27
15.3	Distress	28
15.4	Interest and Costs	28
15.5	Remedies Cumulative	28

ARTICLE 16 - MISCELLANEOUS		28

16.1	Relationship of Parties	28
16.2	Consent Not to be Unreasonably Withheld	28
16.3	Overholding	28
16.4	Registration	28
16.5	Unavoidable Delay	29
16.6	Decisions of Experts; Arbitration	29
16.7	Notices	29
16.8	Confidentiality	29
16.9	Power, Capacity and Authority	29
16.10	Liability of Landlord	29

SCHEDULE “A” BUILDING - SPECIFIC INFORMATION		XXXI
SCHEDULE “B” SKETCH SHOWING PREMISES		XXXII
SCHEDULE “C” RULES AND REGULATIONS		XXXIV
SCHEDULE “D” INDEMNITY AGREEMENT		XXXV
SCHEDULE “E” CONDITION OF PREMISES		XXXVII
SCHEDULE “F” ENVIRONMENTAL MATTERS		XL

THIS LEASE, dated April 8, 2010, is made by the Landlord and the Tenant named in it who, in consideration of the rents, covenants and agreements contained in this Lease, covenant and agree as follows:

ARTICLE 1 - BASIC TERMS

1.1	Basic Terms

(a)	(i)	Landlord:	SUN LIFE ASSURANCE COMPANY OF CANADA

	(ii)	Address of Landlord:	c/o Bentall Limited Partnership Suite 1800-1055 Dunsmuir Street, P.O. Box 49001, Vancouver, B.C. V7X 1B1

(b)	(i)	Tenant:	AQUINOX PHARMACEUT1CALS INC.

	(ii)	Address of Tenant:	Part of Building 400, 5600 Parkwood Way Richmond, British Columbia

(c)	(i)	Indemnifier:	Not Applicable

	(ii)	Address of lndemnifier:	Not Applicable

	~~(iii)~~	~~Indemnity Provisions:~~	~~See Schedule “D”~~

(d)	Project, if applicable		Crestwood Commerce Centre

(e)	Building:		Building 400

(f)	Premises:		Part of Building 400

(g)	Rentable Area of Premises:		Approximately 15,729 square feet

(h)	(i)	Term:	Five (5) years

	(ii)	Commencement Date:	September 1, 2010

	(iii)	Expiry Date:	August 31, 2015

(i)	Fixturing Period		Commencing July 1, 2010, provided this
Lease is fully executed and the Tenant has provided the Landlord with proof of insurance and ending August 31, 2010

(j)	Basic Rent:

Time Period	Per Sq. Ft. of Rentable Area of the Premises/Year	Per Year	Per Month
September 1, 2010 to August 31, 2012	$9.75	$153,357.75	$12,779.81
September 1, 2012 to August 31, 2013	$10.50	$165,154.50	$13,762.88
September 1, 2013 to August 31, 2015	$11.25	$176,951.25	$14,745.94

(k)	(i)	~~Rent Deposit referred to in section 5.6:~~	~~*~~

	(ii)	Security Deposit referred to in Section 5.7:	$42,778.68

(l)	Permitted Use:		Research laboratory with related business offices

ARTICLE 2 - SPECIAL PROVISIONS

2.1	Construction and Completion of the Premises

Schedule “E’ attached hereto sets out the respective obligations of the Landlord and Tenant with respect to the initial construction and completion of the Premises for the Tenant’s day to day business prior to the Commencement Date.

2.2	Free Basic Rent

Notwithstanding anything to the contrary herein contained, but subject to the Tenant being in occupancy and not in default, the Landlord shall provide the Tenant with two (2) months free Basic Rent. The free Basic Rent shall be applied by the Landlord against the payment of Basic Rent accruing due during the calendar months of September 2010 and October 2010 of the Term and Sections 1.1(j) and 5.1 hereto shall be deemed to have been amended accordingly. For greater certainty, the Tenant acknowledges and agrees that notwithstanding the period of free Basic Rent set out above it shall remain responsible for payments of all other amounts owing under this Lease.

2.3	Tenant Improvement Allowance

Provided the Tenant is not in default, the Landlord shall provide the Tenant with an improvement allowance which shall be solely applied to fixturing and modifying the Premises in the amount of $4.00 per square foot of Rentable Area of the Premises plus Rental Taxes (the “Allowance”). Such Allowance to be payable upon fulfillment of all of the following conditions:

(a)	the Tenant has completed all of the work required of it pursuant to Section 9.2 and the Crestwood Commerce Centre (including but not limited to HVAC balancing and delivery of “as built” drawings);

(b)	provision of satisfactory evidence of payment of all of the Tenant’s contractors in full by the Tenant including but not limited to a statutory declaration that all fees and payments resulting from the modification and fixturing of the Premises have been made;

(c)	the Lease is fully executed; and

(d)	the Tenant has fully occupied the Premises and commenced business operations therein.

All modifications to the Premises are to the Tenant’s account and are subject to the Landlord’s prior written approval. It is understood that the Landlord’s contractor shall be utilized for all changes to the mechanical, electrical and life safety systems. All design and consultants’ fees and permits are to the Tenant’s account.

2.4	Tenant’s Parking

Throughout the Term, the Landlord shall make available for the Tenant, to use at its option, parking in the designated parking lot on the basis of one (1) random parking stall per 500 square feet of Rentable Area leased by the Tenant. Monthly rental for the said parking stalls shall be based on the prevailing monthly rental rate, which is shall be free of charge during the initial Term. Access to any additional parking stalls shall be on an “as available, month to month” basis in the designated parking lot at the prevailing monthly rental rate, which rental rate may be adjusted by the Landlord from time to time. During any renewal or extension of the Term, the monthly rental rate shall be based on the prevailing monthly rental rate per random parking stall per month plus applicable taxes, which monthly rental rate may be adjusted by the Landlord from time to time.

2.5	Tenant’s Option to Extend Term

The Tenant, provided it is Aquinox Pharmaceuticals Inc. and is itself in occupation of the whole of the Premises and provided it has not been in material default during the Term, shall have one option to extend the Term of the Lease for a further period of five (5) years (the “Extended Term”), such option to be exercised upon twelve (12) months’ written notice to the Landlord, prior to the expiry of the initial Term, not to be given sooner than eighteen (18) months prior to expiry of the initial Term. The Extended Term shall be on the same terms and conditions as the initial Term except for Basic Rent, any free rent allowance, fixturing period, Tenant improvement allowance or other incentive or inducement and except for this option to extend.

The Basic Rent payable by the Tenant during the Extended Term shall be negotiated and agreed upon between the parties prior to the commencement of the Extended Term based on the prevailing fair market Basic Rent at the commencement of the Extended Term for similarly improved premises of similar size, quality, use and location in office/laboratory buildings of a similar size, quality and location in Richmond, British Columbia. Failing such agreement, then within two (2) months prior to the commencement of the Extended Term, Basic Rent shall be determined by arbitration under the provisions of the Commercial Arbitration Act (British Columbia) and in accordance with this clause provided that the Basic Rent payable shall not in any case be less than that payable by the Tenant during the last year of the initial Term. The Tenant covenants and agrees to execute any document or instrument which the Landlord reasonably requires under this provision, including but not limited to the Landlord’s form of extension and amending agreement prepared by the Landlord to give effect to the Extended Term.

2.6	Privacy Statement

The Tenant consents to the Landlord collecting, using and disclosing the personal information in this Lease or otherwise collected by or on behalf of the Landlord or its agents, affiliates, or service providers, for the purposes of:

(a)	determining the suitability of the Tenant, both for the Term and any renewal or extension thereof;

(b)	taking action for collection of Rent in the event of default by the Tenant; and

(c)	facilitating the pre-authorized payment plan pursuant to Section 5.4(d).

Consent under this Lease includes consent to the disclosure by the Landlord of such information to credit agencies, collection agencies and existing or potential lenders, investors and purchasers.

The Tenant also consents to and confirms its authority and that it has all necessary consents to enable the collection, use, and disclosure, as provided in this privacy statement, of personal information about employees of the Tenant and other individuals whose personal information is provided to or collected by or on behalf of the Landlord in connection with this Lease.

To the extent the Landlord uses a managing agent, consent under this Lease includes consent for the managing agent to do all such things on behalf of the Landlord. The Landlord’s current managing agent is Bentall Limited Partnership (“Bentall”). The Tenant also consents to the terms of Bentall’s Privacy Policy, a copy of which is available at www.bentall.com and to the collection, use and disclosure of personal information in accordance with such privacy policy.

ARTICLE 3 - DEFINITIONS AND INTERPRETATION

3.1	Definitions

(a)	“Additional Rent” means all amounts in addition to Basic Rent payable by the Tenant to the Landlord or any other Person pursuant to this Lease, other than Rental Taxes (except as provided in Section 15.l(a)).

(b)	“Alterations” has the meaning set out in Section 9.2.

(c)	“Applicable Laws” means all statutes, laws, by-laws, regulations, ordinances, orders and requirements of governmental or other public authorities having jurisdiction in force from time to time.

(d)	“Arbitration” if that term is used in this Lease, has the meaning given to it in Section 16.6.

(e)	“Basic Rent” means the rent payable pursuant to Section 5.1.

(f)	“Building” means the Building Lands and the building and all other structures, improvements, facilities and appurtenances that have been or will be constructed on the Building Lands (above, at or below grade), including the Building Systems and the Common Areas and Facilities, all as may be altered, expanded, reduced or reconstructed from time to time.

(g)	“Building Lands” means the lands described in Part 1 of Schedule “A” (or such portion thereof as may be designated by the Landlord from time to time), as altered, expanded or reduced from time to time.

(h)	“Building Systems” means at any time: (i) all heating, ventilating and air-conditioning and other climate control systems and other systems, services, installations and facilities installed in or servicing all or any part of the Building or Project including, without limitation, the following systems, services, installations and facilities: mechanical (including plumbing, sprinkler, drainage and sewage), electrical and other utilities, lighting, sprinkler, life safety, computer (including environmental, security and lighting control), and ice and snow melting; (ii) all machinery, appliances, equipment, apparatus, components, computer software and appurtenances forming pat of or used for or in connection with any of such systems, services, installations and facilities including, but not limited to, boilers, motors, generators, fans, pumps, pipes, conduits, ducts, valves, wiring, meters and controls, and the structures and shafts housing and enclosing any of them; and (iii) all Landlord owned or controlled telecommunications facilities, installations and equipment.

(i)	“Business Day” means any day which is not a Saturday, Sunday or a day observed as a holiday under the Applicable Laws in the province in which the Building is situate.

(j)	“Business Taxes” means all taxes, rates, duties, levies, assessments, licence fees and other charges in respect of the use or occupancy of, or any business carried on by, tenants or other occupants of the Project.

(k)

“Capital Tax”, if applicable, means the amount from time to time reasonably allocated by the Landlord to the Project, of any tax or taxes at any time payable under the legislation of a province or to any political subdivision within a province by the Landlord, based upon or computed by reference to the paid-up capital or surplus or value of real estate portfolio or place of business of the Landlord as determined for the purposes of that tax, and for the purposes of this definition, the word “Landlord” includes, severally, each of the persons or firms that then constitute the Landlord.

(l)	“Change of Control” means, in the case of any corporation or partnership, the transfer or issue by sale, assignment, subscription, transmission on death, mortgage, charge, security interest, operation of law or otherwise, of any shares, voting rights or interest which would result in any change in the effective control of such corporation or partnership, unless such change occurs as a result of trading in the shares of a public corporation listed on a recognized stock exchange in Canada or the United States.

(m)	“Commencement Date” means the date set out in or determined pursuant to Section l.l(h)(ii), subject to Section 42.

(n)	“Common Areas and Facilities” means those areas, facilities, improvements, installations and equipment in or around the Building or Project existing from time to time that are provided or designated from time to time by the Landlord for use in common by the Landlord and/or more than one tenant of the Building or Project or their respective sublessees, agents, employees, customers, invitees or licensees, whether or not those areas are open to the general public or to all tenants of the Building or Project including, without limitation, the Building Systems, outdoor landscaping and landscaped areas, electrical, telephone, meter, valve and mechanical rooms, parking facilities, driveways, laneways and ramps and sidewalks, parks and other municipal facilities for which the Landlord directly or indirectly is subject to obligations in its capacity as owner of the Building or Project or an interest in it, all as may be altered, expanded, reduced, reconstructed or relocated from time to time.

(o)	“Contaminant” means any solid, liquid, gas, offensive odour, heat, sound, vibration or radiation that results directly or indirectly from human activities that may cause an adverse environmental effect.

(p)	“Default Rate” means the lesser of: (i) the Prime Rate plus five percent per annum; and (ii) the maximum rate permitted by Applicable Laws, calculated and compounded monthly not in advance.

(q)	“Early Termination” has the meaning set out in Section 12.3.

(r)	“Environmental Claim” means any investigation, notice, violation, demand, activities, suit, injunction, order, consent decree, penalty, fine, lien, proceeding or claim arising, pursuant to, or in connection with, an actual or alleged violation of any Environmental Laws or the presence or removal of any hazardous, dangerous, toxic or harmful substances brought or permitted on the Project by the Tenant.

(s)	“Environmental Laws” means all federal, provincial and local statutes, laws, ordinances, regulations and orders relating to environmental matters.

(t)	“Event of Default” has the meaning set out in Section 15.1.

(u)	“Expert” means any architect, designer, engineer, land surveyor, accountant or other professional consultant appointed by the Landlord who, in the opinion of the Landlord, is qualified to perform the function for which he or she is retained.

(v)	“Expiry Date” means the date set out in or determined pursuant to Section 1.1(h)(iii), subject to Section 42.

(w)	“Fiscal Year” means the fiscal period(s) as designated by the Landlord from time to time. The Landlord may have different Fiscal Years for any one or more of the components of Additional Rent.

(x)	“Fixturing Period” means the period, if any, specified in Section 1.1(i) provided to the Tenant to perform its Fixturing of the Premises and to carry on business. During any Fixturing Period the Tenant shall be entitled to occupy the Premises in accordance with all terms of this Lease (including the Tenant’s obligations to pay for all utilities and services), but shall not be obligated to pay Basic Rent, the Tenants share of Property Taxes or the Tenant’s share of Operating Costs.

(y)	“Indemnifier” means the Person, if any, identified in Section 1.1(c)(i), and if there is more than one such Person, it means each such Person.

(z)	“Lands” means the Building Lands, or, if applicable, the Project Lands.

(aa)	“Large Corporations Tax” means the amount from time to time reasonably allocated by the Landlord to the Project, of the tax known as the Large Corporations Tax, if applicable, and of any similar or replacement tax or taxes at any time payable under the legislation of Canada based upon or computed by reference to the paid-up capital or surplus or value of real estate portfolio or place of business of the Landlord as determined for the purposes of that tax, and for the purposes of this definition, the word “Landlord” includes, severally, each of the persons or firms that then constitute the Landlord.

(bb)	“Lease” means this lease, including all schedules, as it may be amended.

(cc)	“Lease Year” means: (i) in the case of the first Lease Year, the period beginning on the Commencement Date and ending on the last day of the 12th consecutive full month after the expiry of the calendar month in which the Commencement Date occurs (except that if the Commencement Date occurs on the first day of a calendar month, the first Lease Year shall end on the day prior to the first anniversary of the Commencement Date) and; (ii) in the case of each subsequent Lease Year, consecutive 12 month periods, provided that the final Lease Year shall end on the last day of the Term.

(dd)	“Leasehold Improvements” means all alterations, fixtures and improvements in or serving the Premises made from time to time by or on behalf of the Tenant or any prior occupant of the Premises including, without limitation, mezzanines, internal stairways, doors, hardware, vaults, partitions (excluding moveable partitions), lighting fixtures, non-Building standard window coverings and wall-to-wall carpeting (excluding carpeting laid over a finished floor and removable without damage to such floor), but excluding trade fixtures and furniture and equipment not of the nature of fixtures.

(ee)	“Measurement Standards” means the measurement standards set out in Schedule “A”.

(ff)	“Mortgage” means any mortgage, charge or security instrument (including a deed of trust or mortgage securing bonds) and all extensions, renewals, modifications, consolidations and replacements of any such item which may now or hereafter affect the Project or any part of it.

(gg)	“Mortgagee” means the mortgagee, chargee or other secured party (including a trustee for bondholders), as the case may be, who from time to time holds a Mortgage.

(hh)	“Notice” has the meaning set out in Section 16.7.

(ii)	“Operating Costs” has the meaning set out in Section 6.5.

(jj)	“Permitted Transferee” means any entity which is an affiliate (as that term is deemed as of the date of this Lease in the Canada Business Corporations Act) of the original named Tenant, and only for so long as it remains an affiliate of such original named Tenant.

(kk)	“Permitted Use” means the use set out in Section 1.1(l).

(ll)	“Person” means any individual, partnership, corporation, trust, trustee or other entity or any combination of them.

(mm)	“Premises” means that part of the Building identified in Section 1.l(f) and approximately shown cross-hatched on Schedule “B”, extending to: (i) the interior face of all exterior walls, doors and windows; (ii) the interior face of all interior walls, doors and windows separating the Premises from Common Areas and Facilities or from adjoining leaseable premises; and (iii) the top surface of the structural subfloor and the bottom surface of the structural ceiling. Any Building Systems located in the Premises do not form part of the Premises.

(nn)	“Prime Rate” means the annual rate of interest announced from time to time by the Canadian chartered bank from time to time chosen by the Landlord as the daily rate of interest used by such bank as a reference rate in setting rates of interest for Canadian dollar commercial loans and commonly referred to by such bank as its Canadian “prime rate”.

(oo)	“Project”, if applicable, means the Project Lands and the buildings and all other structures, improvements, facilities and appurtenances that have been or will be constructed on the Project Lands (above, at or below grade), including the Building Systems and the Common Areas and Facilities, all as may be altered, expanded, reduced or reconstructed from time to time; provided that if the Landlord determines Project is not applicable, references in this Lease to Project shall be deemed to be references to Building.

(pp)	“Project Lands”, if applicable, means the lands described in Part 2 of Schedule “A” (or such portion thereof as may be designated by the Landlord from time to time), as altered, expanded or reduced from time to time; provided that if Project Lands are not applicable, references in this Lease to Project Lands shall be deemed to be references to Building Lands.

(qq)	“Property Taxes” means the aggregate of all taxes, rates, duties, levies, fees, charges (including local improvement charges) and assessments whatsoever, imposed, assessed, levied, rated or charged against or in respect of the Project (or any part of the Project) from time to time by any competent taxing or assessing authority, whether school, municipal, regional, provincial, federal, or otherwise, and any taxes or other amounts which are imposed in lieu of, or in addition to, any of the foregoing whether or not in existence on the Commencement Date and whether of the foregoing character or not, but excluding taxes on the income or profits of the Landlord except to the extent that they are levied in lieu of the foregoing.

(rr)	“Proportionate Share” means a fraction which has: (i) as its numerator, the Rentable Area of the Premises, and (ii) as its denominator, the Rentable Area of the Project.

(ss)	“Purchaser” has the meaning set out in Section 13.2.

(tt)	“Rent” means all Basic Rent and Additional Rent.

(uu)	“Rent Deposit” means the amount specified in Section 1.1(k)(i).

(vv)	“Rentable Area” means: (i) in the case of the Premises and any other premises included in the Project, the area of all floors of such premises; and (ii) in the case of the Project the aggregate of the area of all premises in the Project that are rented, or designated or intended by the Landlord to be rented (whether actually rented or not), all determined in accordance with the Measurement Standards. The Rentable Area of the Premises, the Project or any part thereof may be adjusted from time to time to reflect any alteration, expansion, reduction, recalculation or other change.

(ww)	“Rental Taxes” means any tax or duty imposed upon either the Landlord or the Tenant which is measured by or based in whole or in part directly upon the Rent payable under this Lease or in respect of the rental or rental value of premises under this Lease whether existing at the date of this Lease or hereafter imposed by any governmental authority including, without limitation, goods and services tax, harmonized sales tax, value added tax, business transfer tax, sales tax, federal sales tax, excise taxes or duties or any tax similar to the foregoing.

(xx)	“Required Conditions” means that:

(i)	the Tenant is the original named Tenant or a Permitted Transferee, has not undergone a Change of Control and is itself in occupation of and carrying on business from the whole of the Premises; and

(ii)	the Tenant has paid all Basic Rent and Additional Rent as and when due and has not been in persistent default and is not in material default under this Lease.

(yy)	“Restoration” has the meaning set out in Section 9.3.

(zz)	“Restoration Date” has the meaning set out in Section 9.3.

(aaa)	“Rules and Regulations” means the Rules and Regulations annexed hereto as Schedule “C” together with any amendments, deletions and additions made by the Landlord from time to time pursuant to Section 10.4, all of which shall form part of this Lease.

(bbb)	“Security Deposit” means the amount specified in Section 1.1(k)(ii).

(ccc)	“Statement” has the meaning set out in Section 5.5(b).

(ddd)	“Structural Components” means those parts of the Project consisting of the footings and foundations, structural columns and beams, structural subfloors, and bearing walls.

(eee)	“Term” means the period specified in Section 1.1(h)(i).

(fft)	“Transfer” means all or any of the following, whether by conveyance, written agreement or otherwise: (i) an assignment of this Lease in whole or in part; (ii) a sublease of all or any part of the Premises; (iii) the sharing or transfer of any right of use or occupancy of all or any part of the Premises; (iv) any mortgage, charge or encumbrance of this Lease or the Premises or any part of the Premises or other arrangement under which either this Lease or the Premises become security for any indebtedness or other obligation; and (v) a Change of Control, and includes any transaction or occurrence whatsoever (including, but not limited to, expropriation, receivership proceedings, seizure by legal process and transfer by operation of law), which has changed or might change the identity of the Person having use or occupancy of any part of the Premises.

(ggg)	“Transferee” means the Person to whom a Transfer is or is to be made.

(hbh)	“Transfer Application Fee” means such fee as the Landlord may in its sole discretion from time to time determine to be chargeable by it for considering whether to consent to a Transfer plus all costs incurred including legal fees, credit checks and all disbursements in respect of a proposed Transfer.

(iii)	“TSP” has the meaning set out in Section 7.5.

(jjj)	“Unavoidable Delay” has the meaning set out in Section 16.5.

3.2	Entire Agreement, Amendments, Waiver

This Lease contains the entire agreement between the parties with respect to the subject matter of this Lease and there are no other agreements, promises or understandings, oral or written, between the parties in respect of this subject matter. This Lease may be amended only by written agreement between the Landlord and the Tenant. No electronic communications between the parties will have the effect of amending this Lease. No provisions of this Lease shall be deemed to have been waived by the Landlord or the Tenant unless such waiver is in writing signed by the party. If the Landlord excuses or condones any default of any obligation under this Lease, no waiver of such obligation shall be implied in respect of any continuing or subsequent default. The Landlord’s receipt of Rent with knowledge of a breach shall not be deemed a waiver of any breach.

3.3	Acceptance and Application of Rent

Any endorsement, statement, condition, direction or other communication on or accompanying any Rent payment shall not be binding on the Landlord and the acceptance of any such payment shall be without prejudice to the Landlord’s right to recover the balance of Rent then owing or to pursue any other remedy available to the Landlord. Any payment received by the Landlord may be applied towards amounts then outstanding under this Lease in such manner as the Landlord determines.

3.4	General Rules of Interpretation

(a)	Obligations as Covenants: Each obligation of the Landlord and the Tenant in this Lease shall be considered a covenant for all purposes.

(b)	Time: Time is of the essence of this Lease.

(c)	Number, Gender: The grammatical changes required to make the provisions of this Lease apply in the plural sense where the Tenant comprises more than one Person and to individuals (male or female), partnerships, corporations, trusts or trustees will be assumed as though in each case fully expressed.

(d)	Liability of Tenant: If the Tenant consists of more than one Person, the covenants of the Tenant shall be joint and several covenants of each such Person. If the Tenant is a partnership, each Person who is presently a partner of the partnership and each Person who becomes a member of any successor partnership shall be and continue to be bound jointly and severally for the performance of and shall be and continue to be subject to all of the terns, obligations and conditions of this Lease, whether or not such Person ceases to be a member of such partnership or successor partnership and whether or not such partnership continues to exist.

(e)	Governing Law: This Lease shall be governed by and construed under the Applicable Laws of the jurisdiction in which the Building is located and the parties atom and submit to the jurisdiction of the courts of such jurisdiction.

(f)	Headings: The headings of the Articles and Sections are included for convenience only, and shall have no effect upon the construction or interpretation of this Lease.

(g)	Landlord as Trustee: Any and all exculpatory provisions, releases and indemnities included in this Lease for the benefit of the Landlord are intended also to benefit the Mortgagees, any owner or lessor with an interest in the Project prior to the Landlord, property managers of the Landlord, and the officers, directors, shareholders, employees, agents of each one of them and, for the purposes of such provisions, the Landlord is acting as agent or trustee on behalf of and for the benefit of the persons mentioned above.

(h)	Severability: Should any provision of this Lease be or become invalid, void, illegal or not enforceable, such provision shall be considered separate and severable from this Lease and the remaining provisions shall remain in force and be binding upon the parties hereto as though such provision had not been included.

3.5	Successors

This Lease and everything herein contained shall extend to and bind the successors and assigns of the Landlord and the legal representatives, heirs, executors, administrators, successors and permitted assigns of the Tenant (as the case may be).

ARTICLE 4 - GRANT AND TERM

4.1	Term, Demise

The Landlord hereby demises and leases the Premises to the Tenant for the Term (unless terminated earlier pursuant to this Lease), to have and to hold during the Term, subject to the terms and conditions of this Lease. The Landlord grants to the Tenant a non-exclusive licence throughout the Term to the benefit or use (as may be appropriate) of those Common Areas and Facilities which provide access to the Premises or which are generally made available to all tenants in the Building, in common with other tenants of the Building and with all others entitled thereto, subject to the terms and conditions of this Lease.

4.2	Delay in Delivery of Premises

If the Landlord is delayed in delivering the Premises to the Tenant by the date provided for in this Lease, the Landlord and the Tenant agree that the Commencement Date shall be deferred by the number of days of such delay but the Term will remain as set out in this Lease. The Landlord or its agent shall provide to the Tenant written notice of any such delay before it occurs. The Tenant shall accept the above deferral of the Commencement Date as full compensation for the delay and the Landlord shall have no further liability arising from it. The Tenant shall upon request execute a lease amending agreement documenting such deferral, if any.

4.3	Acceptance

The Tenant hereby leases and accepts the Premises from the Landlord and covenants to pay the Rent and to observe and perform all the covenants and obligations to be observed and performed by the Tenant pursuant to this Lease. If the Tenant occupies the Premises prior to the Commencement Date, its occupancy shall be subject to the terms and conditions of this Lease, other than in respect of Rent if there are other provisions concerning Rent that the Landlord and Tenant have agreed to in writing in respect of such period prior to the Commencement Date. The Tenant agrees that, except as may be specifically set out herein, the Premises are accepted subject only to the Premises being in the condition set out in Schedule “E” and there is no promise, representation or undertaking binding upon the Landlord with respect to any alteration, remodelling or decoration of the Premises or with respect to the installation of equipment or fixtures in the Premises.

4.4	Quiet Enjoyment

If the Tenant pays the Rent, fully performs all its obligations under this Lease and there has been no Event of Default, then the Tenant shall be entitled, subject to the provisions of this Lease, to peaceful and quiet enjoyment of the Premises for the Term.

ARTICLE 5 - RENT

5.1	Basic Rent

The Tenant shall pay to the Landlord Basic Rent in the amount set out in Section 1.1(j) for the respective Lease Year, by equal consecutive monthly instalments in advance on the fast day of each month, subject to any adjustment pursuant to Section 5.3.

5.2	Additional Rent

The Tenant shall also pay throughout the Term, at the times and in the manner provided in this Lease, all Additional Rent which shall, except as otherwise provided in this Lease, be payable within 15 days of receipt by the Tenant of an invoice, statement or demand for it.

5.3	Adjustment Due to Measurement

The Landlord may, from time to time, at its option, cause the Rentable Area of the Premises and/or Project or any part thereof to be measured by an Expert and, if necessary as a result of such measurement, the annual Basic Rent and the calculation of Additional Rent shall be adjusted by the landlord. The effective date of any such adjustment shall be:

(a)	in the case of any measurement made prior to or within six months of the Commencement Date, the date the Tenant is allowed possession of the Premises under this Lease, and

(b)	in all other cases, the date of the determination of the measurement.

Any such measurement by an Expert shall be final and binding on the Landlord and the Tenant subject to the Landlord’s right from time to time to cause the Rentable Area of the Premises and/or Project or any part thereof to be remeasured by an Expert as set out above. Neither the Landlord nor the Tenant may claim any adjustment to the annual Basic Rent or to the calculation of Additional Rent based on the Rentable Area of the Premises except in accordance with a measurement by an Expert made pursuant to this Section and, for greater certainty, neither the Landlord nor the Tenant may claim any adjustment to the annual Basic Rent or to the calculation of Additional Rent based on such measurement for the period prior to the effective date of such adjustment as set out above.

5.4	Payment of Rent - General

(a)	payments required to be made by the Tenant pursuant to this Lease shall be paid when due, without prior demand and without any abatement, set-off, compensation or deduction whatsoever, except as may be otherwise expressly provided herein, at the address of the Landlord set out in Section 1.1(a)(ii) or at such other place as the Landlord may designate from time to time to the Tenant.

(b)	All payments required to be made by the Tenant pursuant to this Lease, except for Rental Taxes, shall be deemed to be Rent and shall be payable and recoverable as Rent, and the Landlord shall have all rights against the Tenant for default in any such payment as in the case of arrears of Rent.

(c)	The Tenant shall pay to the Landlord all Rental Taxes applicable from time to time, calculated and payable in accordance with Applicable Laws and the Tenant shall pay such amount at the earlier of: (i) the time provided for by Applicable Laws; and (ii) the time such Rent is required to be paid under this Lease. The amount payable by the Tenant on account of Rental Taxes shall be deemed not to be Rent for the purpose of such calculation but in the event of a failure by the Tenant to pay any amount, the Landlord shall have the same rights and remedies as it has in the event of a failure by the Tenant to pay Rent.

(d)	~~•At the Landlord’s request, the Tenant shall make all payments under this Lease by way of post dated cheques, automate withdrawals or electronic funds transfer from the Tenant’s bank account and shall execute and deliver either concurrently with this Lease or from time to time within three Business Days following request for it, such documentation as may be required by the Landlord and its bank in order to effect such payments.~~• The Tenant authorizes the Landlord to withdraw monthly Rent payments from the Tenant’s account by way of direct withdrawals, as may be arranged from time to time between financial institutions administering the Tenant’s and the Landlord’s accounts. The Tenant further agrees to execute and provide whatever further documentation, account information, cancelled cheques or otherwise, which are reasonably requested by the Landlord in order to assist the Landlord in the administration of a pre-authorized payment procedure for monies owing or accruing due as Rent under this Lease.

~~(e)~~	~~•At the Tenant begins to use all or part of the Premises for the conduct of its business on a date that is earlier than the Commencement Date, Rent shall begin to accrue from such earlier date, and the Tenant shall pay to the Landlord the Rent accrued, in each case within 30 days of receipt from the Landlord of an invoice in respect of such Rent.~~•

(f)	If the ~~•Commencement Date or the date the Tenant commence to conduct its business at the Premises is other than the first day of a full period in respect of which any item of Rent is calculated, or the~~• last day of the Term is other than the last day of a full period, then unless otherwise provided in this Lease, the amount of such item of Rent payable in respect of the broken period shall be prorated on the basis of a 365 day year.

5.5	Payment of Additional Rent

(a)	Prior to the Commencement Date and at or prior to the beginning of each Fiscal Year thereafter, the Landlord shall compute and deliver to the Tenant a bona fide estimate in respect of such Fiscal Year of the Tenant’s share of Property Taxes, the Tenant’s share of 0perating Costs (being its Proportionate Share subject to Section 6.7) and such other items of Additional Rent as the Landlord may estimate in advance and the Tenant shall pay to the Landlord in monthly instalments one-twelfth of such estimate simultaneously with the Tenants payments of Basic Rent, provided that the monthly instalments on account of the Tenant’s share of Property Taxes may be determined so that the Landlord collects all such amounts payable by the Tenant by the final due date in the relevant calendar year. The Landlord may from time to time re-estimate any items of Additional Rent and may fix monthly instalments for the then remaining balance of the Fiscal Year so that such items will be entirely paid during such Fiscal Year.

(b)	Within a reasonable period of time after all information necessary to calculate actual Additional Rent becomes available after the end of each Fiscal Year, the Landlord will provide to the Tenant a written statement (in this Section 5.5 referred to as the “Statement”) setting out in reasonable detail the amount of Operating Costs, the Property Taxes and such other items of Additional Rent as the Landlord had estimated in advance for such Fiscal Year. If the Tenant’s share of Property Taxes, the Tenant’s share of Operating Costs (being its Proportionate Share subject to Section 6.7) and other items of Additional Rent actually paid by the Tenant to the Landlord during such Fiscal Year differs from the amount of the Tenant’s share of Property Taxes, the Tenant’s share of Operating Costs and other items of Additional Rent payable for such Fiscal Year, the Tenant shall pay such difference or the Landlord shall credit the Tenants account (as the case may be), without interest within 30 days after the date of delivery of the Statement~ The respective obligations of the Landlord and the Tenant in this Section 5.5(b) shall survive the end of the Term or earlier termination of this Lease.

(c)	The Tenant shall not claim a re-adjustment in respect of Operating Costs or Property Taxes or other items of Additional Rent estimated by the Landlord or the share payable by the Tenant on account thereof for any Fiscal Year except by notice given to the Landlord within six months after delivery of the Statement, stating the particulars of the error in computation.

(d)

If the Tenant disputes the accuracy of any Statement within the period permitted under Section 5.5(c) above and the landlord and the Tenant fail to settle the matter within a reasonable period, the matter shall be referred by the Landlord to an Expert for prompt determination. The Tenant shall pay in accordance with the Statement until such decision is rendered. The Expert’s signed determination shall be final and binding on both the Landlord and the Tenant. Any adjustment required to any previous payment made by the Tenant or the Landlord by reason of any such determination shall be made within 14 days thereof, and the party required to pay such adjustment shall bear all costs of the Expert, except that if the amount to be paid is 201/6 or less of the amount in dispute, the Tenant shall pay all such costs.

~~5.6~~	~~•Rent Deposit~~

~~The Landlord acknowledges receipt from the Tenant of the Rent Deposit to be applied to the Rent as it becomes due or as otherwise provided in Section 1.1(k)(i) and, to the extent it is not so applied from time to time, to be held, without interest, as security (without prejudice to the Landlord’s other rights and remedies) for the observance and performance of the Tenant’s obligations under this Lease.•~~

5.7	Security Deposit

~~•The Landlord acknowledges receipt from the Tenant of the Security Deposit to be held, without interest, as security (withoutprejudice to the Landlord’s other rights and remedies) for the observance and performance of the Tenant’s obligations under this Lease. If the Tenant defaults in the performance of any of the terms, covenants, conditions and provisions of this Lease as and when the same are due to be performed by the Tenant, then the Landlord, at its option, may appropriate any apply all or any part of the Security Deposit on account of any losses or damages sustained by the Landlord as a result of such default. Upon demand by the Landlord following any such appropriation, the Tenant shall pay to the Landlord an amount sufficient to restore the total original amount of the Security Deposit. If the Tenant complies with all of the terms, covenants, conditions and provisions under this Lease, the Security Deposit shall be returned to the Tenant without interest within 90 days after the expiry or earlier termination of the Term, or, at the Landlord’s option, shall be applied by the Landlord on account of the last month’s Rent. •~~

Prior to or concurrently with the execution and return of this Lease by the Tenant, the Tenant shall deposit with the Landlord the Security Deposit. The Security Deposit will be held without liability for interest for application by the Landlord firstly against the aggregate payment of first months’ Basic Rent, Operating Costs and Property Taxes, including Rental Taxes with the balance to be held as security for the due and proper performance by the Tenant of all of the terms, covenants and conditions of this Lease, including the payment of all Rent due hereunder. At the expiration of the Term, any portion of the Security Deposit that remains outstanding and unapplied by the Landlord shall be repaid by the Landlord to the Tenant within 60 days of the expiration of the Term. Notwithstanding the foregoing, if the Tenant fails to execute and deliver this Lease within 5 Business Days of receipt from the Landlord, the Landlord may, at its sole option, terminate this Lease, whereupon the Security Deposit shall be retained by the Landlord as liquidated damages on account of the Tenant’s default and not as a penalty.

5.8	Net Lease

The Tenant acknowledges and agrees that it is intended that this Lease shall be a completely carefree net lease for the Landlord and that the Landlord shall not be responsible for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Premises during the Term, whether foreseen or unforeseen and whether or not within the contemplation of the parties at the commencement of the Term, except as shall be otherwise expressly provided in this Lease.

ARTICLE 6 - OPERATING COSTS AND TAXES

6.1	Property Taxes Payable by Landlord

The Landlord shall pay all Property Taxes, but it may defer such payments or compliance to the fullest extent permitted by law so long as it pursues in good faith any contest or appeal of any such Property Taxes with reasonable diligence.

6.2	Property Taxes Payable by Tenant

(a)	The Tenant shall pay as Additional Rent directly to the Landlord in each Fiscal Year the Tenant’s share of Property Taxes as determined pursuant to this Section.

(b)	The Tenant’s share of Property Taxes shall be the portion of the Property Taxes that are attributable to the Premises, as determined by the Landlord. Without limiting the foregoing:

(i)	the Landlord may, if it so elects, determine that the Tenant’s share of Property Taxes attributable to the Premises shall be the Proportionate Share of Property Taxes;

(ii)	the Landlord shall be entitled, but not obligated, to allocate Property Taxes amongst categories of premises in the Project on the basis of such factors as the Landlord determines to be relevant and to adjust the Tenant’s share of Property Taxes based on such allocation;

(iii)	if there are separate assessments (or, in lieu of separate assessments, calculations made by authorities having jurisdiction from which a reasonable approximation of separate assessments can be made) for the Premises for Property Taxes, the Landlord may in its sole discretion (but need not) have regard thereto;

(iv)	nothing herein shall compel or require the Landlord to adjust, continue to adjust or to make the same determination or allocation of Property Taxes from year to year or in any Fiscal Year; and

(v)	for the purposes of determining the share of Property Taxes payable by the Tenant pursuant to this Lease, Property Taxes shall include such additional amounts as would have formed part of Property Taxes had the Project been filly assessed during the whole of the relevant Fiscal Year as fully completed and fully occupied by tenants, with no special exemptions or reductions, and without taking into account any actual or potential reduction of Property Taxes or change of assessment category or class for premises within the Project which are vacant or underutilized.

6.3	Business Taxes and Other Taxes of Tenant

The Tenant shall promptly pay before delinquency to the taxing authorities or to the Landlord, if it so directs, as Additional Rent, any taxes, rates, duties, levies and assessments whatsoever, whether municipal, provincial, federal or otherwise, levied, imposed or assessed against or in respect of the operations at, occupancy of, or conduct of business in or from the Premises by the Tenant or any other permitted occupant, including the Tenant’s Business Taxes, if levied in the province in which the Building is situate. Whenever requested by the Landlord, the Tenant shall deliver to the Landlord copies of receipts for payment of all such taxes.

6.4	Assessment Appeals

The Tenant shall not appeal any governmental assessment or determination of the value of the Project or any portion of the Project whether or not the assessment or determination affects the amount of Property Taxes or other taxes, rates, duties, levies or assessments to be paid by the Tenant.

6.5	Operating Costs

Subject to the exclusions and deductions stipulated in Section 6.6, “Operating Costs” means the total, without duplication, of the costs, expenses, fees, rentals, disbursements and outlays (in Sections 6.5 and 6.6 referred to collectively as “costs”) of every kind, whether direct or indirect, paid, payable or incurred by or on behalf of the Landlord on a cash basis (or on an accrual basis as and to the extent that the Landlord may determine) in the ownership, maintenance, repair, replacement, operation, administration, supervision and management of the Project, including, without limitation:

(a)	costs of providing security, supervision, traffic control, landscaping, snowplowing and/or removal services, exterior cleaning and the costs of machinery, supplies, tools, equipment and materials used in connection with the Project (including rental costs of such items), and including costs relating to any spur track;

(b)	inspections, repairs, maintenance and replacements to the Building Systems and Common Areas and Facilities of the Project;

(c)	costs of telephone and telecommunications (including rooftop and wireless management), information technology, telecopier, stationery, office equipment, supplies, signs and directory boards and other services and materials required for management, maintenance and operation (whether on or off-site and whether incurred by the Landlord or a management company);

(d)	to the extent incurred in respect of the Premises and not separately metered and paid for by the Tenant, and to the extent incurred in respect of the Common Areas and Facilities, the costs of providing electricity, fuel, heat, water, telephone, gas, sewage disposal, external lighting and other utilities and services (including all energy management and administration costs);

(e)	to the extent payment of such costs is not the responsibility of the Tenant under Article 7 of this Lease, the costs of;

(i)	operating, maintaining, replacing, modifying and repairing the Project, including without limitation such costs where incurred by the Landlord in order to comply with Applicable Laws or required by the Landlord’s insurance carrier or resulting from normal wear and tear to the Project;

(ii)	providing, installing, modifying and upgrading energy conservation equipment and systems, life safety and emergency response systems, materials and procedures and telecommunication systems and equipment if any;

(iii)	making alterations, replacements or additions to the Project intended to reduce Operating Costs, improve the operation of the Project and the systems, facilities and equipment serving the Project, or maintain their operation;

(iv)	replacing machinery or equipment which by its nature requires periodic replacement;

(v)	painting interior areas not normally rented to tenants and the costs of painting or otherwise maintaining the outside of the Project, other than those parts for which the Tenant is responsible;

(vi)	maintaining, repairing and replacing the signs, directory boards, roadways, driveways, loading and parking areas of the Common Areas and Facilities;

(vii)	maintaining, repaving and replacing any roof or wall or foundation of any part of the Premises; and

(viii)	spur track rental,

all to the extent that such costs are fully chargeable in the Fiscal Year in which they are incurred in accordance with generally accepted accounting principles as applied by the Landlord, or as specified in this Lease;

(f)	depreciation or amortization of the costs referred to in Section 6.5(e) above as determined in accordance with generally accepted accounting principles as applied by the Landlord, or as specified in this Lease, if such costs have not been charged fully in the Fiscal Year in which they are incurred, and interest or imputed interest (at 2% per annum over the Prime Rate) on the undepreciated or unamortized balance of such costs, it being recognized that the Landlord, acting reasonably, may depreciate or amortize any such cost over a longer or shorter period than that which corresponds to the period over which the benefits of having incurred that cost are realized;

(g)	amounts paid to, or reasonably attributable to the remuneration of, all personnel (whether on or off-site and whether employed by the Landlord or a management company) involved in the maintenance, repair, replacement, operation, administration, supervision and management of the Project, including fringe benefits, severance pay, termination payments, uniforms and other employment costs;

(h)	auditing, accounting, legal and other professional and consulting fees and disbursements incurred in connection with the maintenance, repair, replacement, operation, administration, supervision and management of the Project, including those incurred with respect to the preparation of the statements required under the provisions of this Lease and costs of minimizing, contesting or appealing assessments of Property Taxes (whether or not successful);

(i)	costs of all insurance which the Landlord is obligated or permitted to obtain under this Lease and the amounts of losses incurred or claims paid either below the insurance deductible amounts or as the co-insurance portion of an insured claim, and should the Landlord choose in whole or in part to self-insure, the amount of reasonable contingency reserves not exceeding the amount of premiums that would otherwise have been incurred in respect of the risks undertaken;

(j)	Property Taxes to the extent not charged to the Tenant pursuant to Section 6.2 and to other tenants of the Project pursuant to lease provisions similar to such Section;

(k)	Capital Tax and Large Corporations Tax;

(1)	fair market rental value (having regard to rent being charged for similar space including additional rent for operating costs and property taxes) of space used by the Landlord and/or its property manager, in connection with the maintenance, repair, operation, administration and management of the Project and such fair market rental value of any building amenities (such as conference and day-care facilities provided primarily for tenants of the Project), together with the costs relating to such building amenities; and

(m)	an allowance of fifteen percent (15%) of the aggregate of (i) the above amounts, and (ii) Property Taxes, for the Landlord’s building administration fee.

6.6	Limitations on Operating Costs

In determining Operating Costs, the cost (if any) of the following shall be excluded or deducted, as the case may be:

(a)	major repairs to Structural Components that are required as a result of defective design or construction of such Structural Components;

(b)	interest on, and the capital retirement of debt, except as specifically provided in Section 6.5(e), and ground rent payable to the lessor under any ground or other lease pursuant to which the Landlord has an interest in the Project;

(c)	expenses relating to decorating or redecorating or renovating premises demised, or to be demised, to tenants or occupants of the Project and costs relating to tenant inducements, allowances or similar expenses;

(d)	all leasing expenses, real estate brokers’ fees, leasing commissions, advertising premises for lease, and space planners’ fees;

(e)	repairs or maintenance done for the direct account of other tenants; and

(f)	net recoveries by the Landlord in respect of warranties or guarantees and insurance claims to the extent (but only to the extent) that the repair costs in respect of the work covered by such warranties or guarantees or insurance claims have been charged as Operating Costs.

6.7	Adjustments of Operating Costs

In computing Operating Costs:

(a)	where the Landlord determines, acting reasonably but in its sole discretion, that any item(s) of Operating Costs are provided only to or for the benefit of the Building (if it is part of a Project) or a portion of the Project or Building, then the Landlord shall be entitled, but not obligated, to allocate the cost of those item(s) over such portion of the Project or Building and adjust the Tenant’s Operating Cost payment based on such allocation;

(b)	if the Project or the Building is comprised of different categories of leaseable premises, the Landlord shall be entitled, but not obligated, to allocate Operating Costs among the various categories on the basis of such factors as the Landlord determines to be relevant and to adjust the Tenant’s Operating Cost payment based on such allocation; and

(c)	if any facilities, services or utilities:

(i)	for the operation, administration, management, repair and maintenance of the Building are provided from another building or other buildings (whether within the Project or elsewhere) owned or operated by Landlord or its manager;

(ii)	for the operation, administration, management, repair and maintenance of another building or other buildings (whether within the Project or elsewhere) owned or operated by the Landlord or its manager are provided from the Building; or

(iii)	are otherwise shared between the Building and another building or other buildings (whether within the Project or elsewhere), the costs, charges and expenses of such items shall be allocated by the Landlord, between the Building and other building or buildings (whether within the Project or elsewhere) on a reasonable basis.

6.8	Reduction or Control of Operating Costs

The Tenant shall comply with any practices or procedures that the Landlord, may from time to time introduce to reduce or control Operating Costs and shall pay, as Additional Rent, all costs, as determined by the Landlord, that may be incurred by the Landlord as a result of any non-compliance. The Landlord may use an Expert to assist it in making such determination.

ARTICLE 7 - HVAC, UTILITIES AND OTHER LANDLORD SERVICES

7.1	Heating

The Tenant shall heat the Premises at its own expense to a degree sufficient to protect the Premises and their contents from damage by cold or frost, and to operate, maintain, repair and replace as required the heating equipment. At the expiry or sooner termination of the Tem, the Tenant will peacefully yield up unto the Landlord such heating equipment in good and substantial repair and condition. Notwithstanding the foregoing, pursuant to Schedule “E”, subparagraph (c~, the Landlord will ensure that the existing HVAC systems serving the Premises will be in proper working order as at the Commencement Date. It is understood that the maintenance of such existing HVAC systems throughout the Term will be undertaken by the Landlord and charged back directly to the Tenant through Operating Costs.

7.2	Electricity and Other Utilities

(a)	The Tenant shall be solely responsible for and shall promptly pay all charges for electricity, telephone, water, gas, sewage disposal and other utility services used or consumed in the Premises, and for all work or services performed by any corporation or commission in connection with such public or private utilities. The Tenant shall not overload the capacity of any such service.

(b)	The Tenant shall not engage any Person not approved by the Landlord to provide any utility service to the Premises. Solely the Landlord shall have the right to selector designate the provider or providers from time to time of electrical power or other utilities to the Premises or any other part of the Project, and solely the Landlord shall be permitted (at the Tenant’s cost) to install any meters or check meters to monitor the consumption or use of electrical power or other utilities.

7.3	Special HVAC Services and Utilities and Excess Quantities

If the Tenant requests electricity, gas, sewage disposal, water or other utility services of a type or in quantities that exceed the capacity of the Building, as determined by the Landlord, the Landlord shall supply such services if the Landlord determines, in its sole discretion, that the provision of such services: (a) is within the capacity of the Building Systems; (b) would not affect the operation, aesthetics or structure of the Building or Project; (c) would not reduce the efficiency of the existing services supplied to other tenants or parts of the Building or Project; and (d) is otherwise feasible. The Tenant will pay to the Landlord all costs, both non-recurring and recurring, of providing all such services. Such costs shall be determined by the Landlord, and may include installation at the Tenant’s expense of separate meters or other measuring devices in the Premises or elsewhere and the Landlord may use an Expert at the Tenant’s sole cost to assist it in determining such costs.

7.4	Additional Services Provided by Landlord

The Tenant shall pay to the Landlord the costs of all services provided by the Landlord to the Tenant (plus an administrative charge of 15%), other than services supplied by the Landlord and charged as Operating Costs. Such services shall include services performed at the Tenant’s request or otherwise provided for herein including, without limitation construction of any Leasehold Improvements or other work performed at the request of or on behalf of the Tenant.

7.5	Telecommunications

The Tenant shall at its cost supply such point of presence equipment and space within the Premises as its telecommunication service provider (“TSP”) may require. The Tenant shall not permit a TSP to provide services to any other tenant or occupant of the Building utilizing such equipment or space or any other equipment or space in the Premises. No agreement between the Tenant and TSP shall provide any license for the TSP to have a presence in the Building, and any such agreement shall terminate no later than the expiry or earlier termination of the Term.

7.6	Signs and Premises Identification

The Tenant shall not erect, affix, install or maintain any signs, lettering, identification or any promotional or other written materials (in this section 7.6 referred to collectively as “signage”) visible from the exterior of the Building or Project or from any interior Common Areas and Facilities without the prior written approval of the Landlord; provided that the Landlord may prescribe a uniform pattern for signage for tenants to be placed on the outside of the Project or any part thereof, and provided that the Landlord may arbitrarily withhold its approval to any signage that relates to something other than the Tenant and its business operations in the Premises. Prior to the expiry or earlier termination of the Term, the Tenant shall cause any signage to be removed at its own expense in a good and workmanlike manner and to immediately repair any damage caused thereby. For greater certainty and clarity, the Tenant shall be permitted to install exterior base building signage (“Exterior Signage”). The Exterior Signage is subject to the Landlord’s approval and shall conform will all applicable local, municipal and or federal rules and regulations having jurisdiction. The Exterior Signage shall be installed and maintained at the Tenant’s sole cost and expense and such maintenance shall be to a first class standard. At the expiry or earlier termination of this Lease, the Tenant shall cause such Exterior Signage to be removed at its own expense in a good and workmanlike manner and to immediately repair any damage caused thereby, such covenant to survive the expiry or earlier termination of this Lease.

ARTICLE 8 - OPERATION, CONTROL AND MAINTENANCE BY LANDLORD

8.1	Operation of the Building by Landlord

The Landlord shall operate the Building in accordance with all Applicable Laws and with standards from time to time prevailing for similar industrial building in the area in which the Building is located, subject, however, to the limitations occasioned by the design and age of the Building and the capacity of its systems.

8.2	Control of the Project by Landlord

The Landlord has at all times exclusive control of the Project and its management and operation, but not so as to deny the Tenant access to the Premises or interrupt delivery of services or utilities, in each case except in an emergency or to perform maintenance. Without limiting the generality of the foregoing, at any time and from time to time, the Landlord may:

(a)	make repairs, replacements, changes or additions to the structure, systems, facilities and equipment in the Project (including the Premises) where necessary to serve the Premises or other parts of the Project;

(b)	make changes or additions to any part of the Project not in or forming part of the Premises including, without limitation, dedicating or conveying portions of the Lands, granting easements, rights-of-way, restrictive covenants or other interests in the Lands and constructing additional improvements in or adjoining the Lands;

~~(c)~~

~~•rearrange the Premises, or take back from or demise to the Tenant space in or adjoining the Premises (not, however, exceeding 200 square feet in any one instance), as may from time to time be required by the Landlord, noting reasonably, for the benefit of the Project or other tenants or~~

~~occupants thereof, and the Landlord and the Tenant shall co-operate with each other in that regard, and shall execute such further agreements and lease amendments as may be required to give effect to this prevision;•~~

(d)	own or acquire from time to time lands or buildings contiguous to or near the Project and may at its option retain them separately or have them included as part of the Project. The Landlord may from time to time cease to include as part of the Project any buildings or vacant lands now or hereafter forming part of the Project;

(e)	terminate or amend the Tenant’s right of use of any of the Common Areas and Facilities, change the location and size of any of the Common Areas and Facilities or use parts of the Common Areas and Facilities for promotional or other activities;

(f)	retain contractors and employ all personnel, including supervisory personnel and managers, that the Landlord considers necessary for the effective maintenance, repair, operation, management and control of the Project;

(g)	control, supervise and regulate the shipping and delivery of goods, supplies, equipment and fixtures within the Project, and specify the kinds of containers to be used for garbage and refuse or rubbish and designate how, when and where it is to be placed for collection; and

(h)	do and perform such other acts in and to the Project or any of its component parts as the Landlord considers reasonable for the proper and efficient maintenance, repair, operation, management and control of the Project, provided that in the course of the Landlord’s exercise of its rights hereunder, the Landlord shall be deemed not to have re-entered the Premises nor to have breached any obligation of this Lease. The Landlord shall perform all of its work as expeditiously as is reasonable so as to interfere as little as is reasonably possible with the Tenant’s use of the Premises.

8.3	Name of Building

The Landlord may from time to time designate a name or other identification for the Building or Project. The Tenant shall be responsible for any costs it incurs as a result of any changes in the name or identification (such as changes to its stationery and other material). The Tenant shall have no rights in any such names or identification.

8.4	Maintenance and Repair by Landlord

The Landlord shall as part of Operating Costs keep or cause to be kept the following in good repair to the standards from time to time prevailing for similar industrial buildings in the area in which the Building is located, subject, however, to the limitations occasioned by the design and age of the Building and the capacity of its systems and to reasonable wear and tear not inconsistent with such standard

(a)	the Structural Components, exterior walls, windows and roofs of the Building; and

(b)	the Common Areas and Facilities,

provided that:

(c)	if all or part of Building Systems require repair, replacement, maintenance or inspections, the Landlord shall have a reasonable time in which to complete such work, and during such time shall only be required to maintain such services as are reasonably possible in the circumstances; and

(d)	no reduction or discontinuance of such services or loss of use of the Premises shall be construed as an eviction of the Tenant or (except as specifically provided in this Lease) release the Tenant from any obligation under this Lease.

8.5	Access by Landlord

The Tenant shall permit the Landlord, its agents and others authorized by it, to enter the Premises to inspect, to provide services or to make repairs, replacements, changes or alterations as set out in this Lease, to take such steps as the Landlord may deem necessary for the safety, improvement, alteration or preservation of the Premises or the Project and to show the Premises to Mortgagees, prospective Mortgagees, purchasers and prospective purchasers and, during the last 18 months of the Term, to prospective tenants, and no such entry shall constitute a re-entry by the Landlord or an eviction or entitle the Tenant to any abatement of Rent. However, in effecting such entry the Landlord shall use reasonable efforts to minimize interference with the Tenant’s use and enjoyment of the Premises, and the Landlord shall endeavour to give the Tenant at least twenty-four (24) hours’ prior notice before doing any repair or maintenance work (other than in the case of an emergency or apprehended emergency).

8.6	Relocation

The Landlord shall have the right, in its sole discretion, from time to time, on not less than ~~•60•~~ 120 days’ written notice to the Tenant, to relocate the Premises to other premises within the Project having approximately the same area as the Premises. The Landlord shall be entitled to designate the location of the new premises and the date by which the Tenant must relocate to the new premises, and such location and date shall be specified in the written notice. As of the date so specified, the Tenant’s right to use and occupy the Premises will terminate, whether or not the Tenant has moved, unless the Landlord has in its sole discretion by another notice in writing extended such date. The Tenant shall on the date set out in the notice from the Landlord relocate to the other premises and vacate the Premises, and the provisions of Section 93 shall apply in respect of the Premises on such date. If the Landlord relocates the Premises prior to occupancy of the Premises by the Tenant, it shall reimburse the Tenant for all expenses already incurred by the Tenant in preparing to move into the Premises to the extent that such expenditure is for items or materials not usable in the alternate premises. If the Landlord relocates the Tenant after occupancy of the Premises by the Tenant, the Landlord shall provide the relocated premises improved to a standard and using materials of approximately the same quality as the Leasehold Improvements which exist in the existing Premises at the time of relocation and will reimburse the Tenant (upon receipt of copies of receipted third party invoices) for direct costs associated with the relocation, including, without limitation, moving costs, reprinting of a limited supply of stationery and supplies and disconnection and reconnection of telephone and computer equipment and systems. In no case will the Tenant be reimbursed or compensated for indirect costs including overhead, overtime charges or loss of profits and the Tenant will minimize costs by re-using all fixtures and trade fixtures from the Premises where it is feasible to do so. The Landlord agrees to use reasonable efforts to effect the relocation with a minimum of disruption to the Tenant’s business. The Landlord and the Tenant shall enter into a lease amending agreement in the Landlord’s standard form to confirm the terms of the relocation including, without limitation, any adjustment to the Basic Rent if the Rentable Area of the relocated premises is different than the Rentable Area of the existing Premises and to confirm that all other terms and conditions of this Lease shall apply with respect to the relocated premises for the remainder of the Term.

ARTICLE 9 - MAINTENANCE AND ALTERATIONS BY TENANT

9.1	Maintenance and Repair by Tenant

The Tenant shall at its sole cost maintain and repair the Premises and all Leasehold Improvements in good order and condition to the standards from time to time prevailing for similar industrial buildings in the area in which the Building is located, subject to reasonable wear and tear not inconsistent with such standard and with the exception only of those repairs which are the obligation of the Landlord under this Lease and subject to Article 14. Without limiting the generality of the foregoing, the Tenant shall:

(a)	take good care of the Premises and keep same in a tidy, clean and good condition;

(b)	at its own expense, be responsible for and maintain and replace from time to time as necessary during the Term all light fixtures, light bulbs, fluorescent tubes, lamps and ballasts;

(c)	at its own expense, replace or repair, under the direction and to the reasonable satisfaction of the Landlord, all Leasehold Improvements, Building Systems in or for the direct benefit of the Premises, the complete door and door assemblies of both man-doors and loading dock doors, loading dock levellers, walls, floors, ceiling, roof as well as windows, in or upon the Premises which become damaged, broken or require maintenance;

(d)	properly heat the Premises, at its own expense, during the Term hereof at all times to the extent necessary to prevent damage thereto by frost or other causes;

(e)	maintain (including, without limitation, the performance of regular and periodic servicing, maintenance and inspections as a prudent owner would) in good operating condition, repair and replace as required and to the satisfaction of the Landlord, all pipes, wiring and electrical apparatus and all plumbing fixtures and heating, ventilating and air conditioning equipment and all other mechanical systems and electrical systems in or about the Premises and shall keep the same in clean and good working order and repair. It is understood and agreed that in case the said fixtures, systems and equipment or any part thereof shall be damaged or destroyed or become incapable of performing their function the Tenant shall forthwith repair or replace (as the Landlord may require) the same to the satisfaction of the Landlord. The Landlord shall have the right to service, maintain or inspect, or any one or more of them, the said fixtures, systems and equipment or cause same to be maintained or inspected, or both, at the Tenant’s expense, the costs of which shall be payable as Additional Rent by the Tenant forthwith on demand together with an administrative fee equal to fifteen percent (15%) of all such costs;

(f)	keep well painted the painted portions of the interior of the Premises; and

(g)	keep and maintain the washrooms in a sanitary condition.

Notwithstanding anything to the contrary herein contained. It is agreed between the parties that if the hot water tank located at grid line 8 on the 2nd floor of the Premises fails then the Tenant shall only be required to replace such water tank with a new water tank of sufficient capacity to serve the Premises only.

9.2	Alterations by Tenant

The Tenant may from time to time at its own expense install Leasehold Improvements and alter existing Leasehold Improvements (the “Alterations”) provided that:

(a)	all Alterations shall require the prior written approval of the Landlord, which approval may be withheld or conditioned by the Landlord in its sole discretion, save and except for minor alterations to Leasehold Improvements which do not affect the structure of the Building or Project, any exterior walls, windows or roof, any of the Building Systems or the aesthetics of the Building or Project and which do not require a building permit, provided the Tenant has given written notice with reasonable detail of the proposed Alterations to the Landlord in advance;

(b)	for Alterations which require the Landlord’s approval, the Tenant shall furnish the Landlord with two complete sets of professionally prepared working drawings (which shall include any architectural, structural, electrical, mechanical, computer system wiring and telecommunication plans) of the proposed Alterations. The Tenant shall retain the Landlord’s base building architect, mechanical, electrical and structural engineering consultants to ensure compatibility of the Building Systems and the Alterations. If the Tenant uses other consultants for the preparation of the Tenant’s working drawings, then the Landlord may elect to retain architects and engineers to review such working drawings for the purpose of approving the proposed Alterations (it being understood that notwithstanding such approval, the Landlord shall have no responsibility with respect to the adequacy of such working drawings). The Tenant shall pay to the Landlord, on demand, the costs of the examination of such drawings by either the Landlord or an outside consultant plus an administration fee of 15% of such costs;

(c)	the Alterations shall be subject to regulation, supervision, control and inspection by the Landlord and, in addition to any other payment contained in this Article, the Tenant shall pay to the Landlord, on demand, the Landlord’s then current fee for coordination services provided by the Landlord during the Tenant’s construction of its Alterations;

(d)	the Tenant shall provide, prior to the commencement of Alterations, evidence of required workers compensation coverage and roof of owner and contractors protective liability insurance coverage, with the Landlord, any property manager and any Mortgagee as required by the Landlord, to be named as additional insureds, in amounts, with insurers, and in a form satisfactory to the Landlord, which shall remain in effect during the entire period in which the Alterations will be carried out. In addition, if requested by the Landlord, the Tenant shall provide proof of performance and payment bonds being in place;

(e)	the Tenant will deliver a list identifying every contractor and subcontractor, accompanied by an up-to-date valid clearance certificate for each of them issued by the appropriate workers compensation, safety and insurance authority and the Landlord shall have approved, prior to commencement of the Alterations, such contractors and subcontractors and their respective labour affiliations. The Tenant will not use any contractor or permit the use of any sub-contractor that is not identified on the list;

(f)	if any proposed Alterations could affect the structure, the floors, the ceiling, the roof, the beams or columns, the exterior walls or the Building Systems, the Landlord may in its sole discretion require that any such Alterations be performed by either the Landlord or its contractors in which case the Tenant shall pay the Landlord’s cost plus an administration fee of 15%;

(g)	the Tenant shall have provided to the Landlord a copy of the contract for the Alterations and evidence satisfactory to the Landlord as to the existence of all necessary permits;

(h)	the Tenant shall perform the Alterations or cause the Alterations to be performed: (i) in accordance with any construction methods and procedures manual for the Building or Project; (ii) in accordance with the plans and specifications submitted to and approved in writing by the Landlord; (iii) in accordance with any conditions, regulations, procedures or rules imposed by the Landlord; (iv) in compliance with all Applicable Laws; and (v) in a good and workmanlike and expeditious manner using new materials;

(i)	the Landlord may inspect construction as it proceeds;

(j)	upon completion of the Alterations, the Tenant shall provide the Landlord with a complete set of “as built” drawings in hardcopy and AutoCad format for the Alterations; and

(k)	if the Tenant fails to observe any of the requirements of this Article, the Landlord may in its sole discretion require that construction stop and, at the Landlord’s option, that the Premises be restored to their prior condition failing which the Landlord may do so and the Tenant shall pay the Landlord’s cost plus an administration fee of 15%.

9.3	Removal of Improvements and Fixtures

All Leasehold Improvements shall immediately upon their placement become the Landlord’s property without compensation to the Tenant. Except as otherwise directed by the Landlord in writing, no Leasehold Improvements or trade fixtures shall be removed from the Premises by the Tenant either during or at the expiry or earlier termination of the Term except that:

(a)	the Tenant may, during the Term, in the usual course of its business, remove its trade fixtures, provided that the Tenant is not in default under this Lease; and

(b)	at the written request of the Landlord, the Tenant shall, at its sole cost do the following (the “Restoration”): (i) remove all of its trade fixtures, (ii) remove or remedy the effects of any Contaminant from the Premises and the Project; and (iii) remove such of the Leasehold Improvements and wiring, cables and related devices and equipment and restore the Premises and any other part of the Project affected thereby to the then current base building standard of the Building as established in its sole discretion by the Landlord from time to time, all as the Landlord shall require by notice prior to the expiration of the Term. Such Restoration shall be completed by the date (the “Restoration Date”) that is the later of; (A) the end of the Term; and (B) 15 days after the Landlord’s notice, provided that in the event of termination of this Lease prior to the expiry of the Term, such Restoration shall be completed no later than 15 days after the date the Landlord recovers possession of the Premises. Despite the foregoing the Tenant shall leave in place and in an unimpaired condition such Leasehold Improvements and wiring, cables and related devices and equipment as the Landlord may by notice in writing direct, if any.

The Tenant shall at its own expense repair any damage caused to the Project by the Leasehold Improvements, trade fixtures or wiring, cables and related devices and equipment and/or such Restoration. If the Tenant does not remove its trade fixtures, or wiring, cables and related equipment prior to the expiry or earlier termination of the Term, such trade fixtures or wiring, cables and related devices and equipment shall, at the option of the Landlord, be deemed abandoned and become the property of the Landlord and may be removed from the Premises and sold or disposed of by the Landlord in such manner as it deems advisable and the Tenant shall pay to the Landlord on demand all costs incurred by the Landlord in connection therewith, plus an administration fee of 15% of the costs. The Tenant at the end of the Term shall peaceably surrender and yield up possession of the Premises to the Landlord in as good a condition, repair and decoration as that in which the Tenant is required to maintain the Premises throughout the Term (including as provided for in Section 9.1), shall return to the Landlord at the Landlord’s management office for the Project all keys and other entry devices for the Premises and the Project, including vaults and safes, which are in the possession of the Tenant, and shall inform the Landlord of all combinations of locks, safes and vaults, if any, that will remain in the Premises. In addition, immediately before the end of the Term, the Tenant shall level all floors, seal and wax all tile flooring, strip and seal all concrete flooring, steam clean or shampoo all carpeted flooring, wash all glass, doors, woodwork, light fixtures and washrooms, fill all holes and repaint all painted wall surfaces of the Premises to the reasonable specifications and satisfaction of the Landlord. Furthermore, immediately before the end of the Term, the Tenant shall at its expense, by cleaning the surfaces in or about the Premises or otherwise (in a manner satisfactory to the Landlord) ensure that no detectable odours, residual or otherwise, which are a result of the Tenant’s use or occupancy of the Premises or resulting from items stored by the Tenant in the Premises, are thereafter emitted from the walls, floors, ceilings, Common Areas and Facilities, Building Systems or other materials in or about the Premises or the Building. If the Tenant fails to complete any work or effect any of the other matters referred to in this Section within the period specified, the Tenant shall pay compensation to the Landlord for damages suffered by the Landlord for loss of use of the Premises, which damages shall not be less than double the per diem Rent payable during the last month preceding the expiry or earlier termination of the Term (or which would have been payable but for any discount or rent-free period applicable to such last month). Further, if the Tenant does not complete the Restoration by the Restoration Date the Landlord may carry out such Restoration and the Tenant shall pay to the Landlord the cost of the Restoration plus an administration fee of 15%. The Tenant’s obligations in this Section 9.3 shall survive the end of the Term or earlier termination of this Lease.

9.4	Liens

The Tenant shall pay before delinquency for all materials supplied and work done in respect of the Premises so as to ensure that no lien or claim of lien is registered against any portion of the Lands or Project or against the Landlord’s or Tenant’s interest in the Lands or Project. If a lien or claim of lien is registered or filed, the Tenant shall discharge it at its expense within five Business Days after notice from the Landlord (or sooner if such lien or claim is delaying a financing or sale of all or any part of the Project), failing which the Landlord may at its option discharge the lien or claim of lien by paying the amount claimed to be due into court and the amount so paid and all expenses of the Landlord including legal fees (on a solicitor and client basis) shall be paid by the Tenant to the Landlord. The Tenant shall not mortgage, charge, grant a security interest in or otherwise encumber any Leasehold Improvements.

9.5	Notice by Tenant

The Tenant shall promptly notify the Landlord of any accident (not including WCB reports), casualty, defect, damage or deficiency which occurs or exists in any part of the Project and which comes to the attention of the Tenant.

ARTICLE 10 - USE OF PREMISES

10.1	Permitted Use

The Tenant shall continuously use the whole of the Premises only for the Permitted Use, which the Tenant shall undertake in a first-class, reputable manner befitting the reputation and image of the Building, and for no other purpose. The Tenant shall not use the Premises in a manner which does or could result in excessive demands being placed on the Building Systems or other Common Areas and Facilities.

10.2	Compliance with Laws

The Tenant shall use and occupy and shall cause the Premises to be used and occupied in compliance with all Applicable Laws and in a safe, careful and proper manner. It is the Tenant’s responsibility to ensure that its use from time to time is permitted by all Applicable Laws. At the Landlord’s request the Tenant shall comply with any directive, policy or request of any governmental or quasi-governmental authority or any other reasonable request of the Landlord, in respect of any energy conservation, waste management, safety, security or other matter relating to the operation of the Project. If due primarily to the Tenant’s use or occupancy of the Premises, improvements or changes are necessary to comply with any Applicable Laws or with any such directive, policy or request or with the requirements of insurance carriers, the Landlord may at its option either do the necessary work, at the expense of the Tenant, or forthwith give notice to the Tenant to do such work within the requisite period of time and the Tenant shall then do such work within the requisite period of time. The Tenant shall pay to the Landlord the costs of any such work done by the Landlord, together with an administration fee of 15%.

10.3	Nuisance, Interference, Waste, Overloading

The Tenant shall not cause or allow any act or thing which constitutes a nuisance or which is offensive to the Landlord or other occupants of the Project or which interferes with the operation of any Building Systems or with the computer equipment, telecommunication equipment or other technological equipment of the Landlord, any service providers or other occupants of the Project. The Tenant shall keep the Premises free of Contaminants, free of debris and other items that might attract rodents or vermin and free of anything of a dangerous, noxious or offensive nature or which could create a fire, environmental, health or other hazard (including any electromagnetic fields or other forms of radiation) or undue vibration, heat or noise, and the provisions of Schedule “F” shall apply to this Lease. The Tenant shall at its cost throughout the Term keep and use, at such location as is designated from time to time by the Landlord, an industrial garbage container. The Tenant acknowledges that the Landlord is making no representations as to the ability of any pavement at the Project or the floor of the Premises to meet the requirements of the Tenant concerning any particular vehicles, articles or fixtures. The Tenant shall not permit any Contaminant or cause or allow any overloading of the floors of the Project or the bringing into any part of the Project, including the Premises, of any vehicles, articles or fixtures that by reason of their weigh; use or size might damage or endanger the structure, any concrete, asphalt or other pavement, or any of the Building Systems. If any such Contaminant or damage occurs, the Tenant shall immediately and at its sole expense repair it or remove from the Premises and Project such Contaminant to the satisfaction of the Landlord.

10.4	Access

(a)	The Tenant shall not permit any vehicles or trailers belonging to the Tenant, its employees, invitees, contractors or agents to be stored or parked overnight or to cause obstruction on any roads, driveways or parking areas, or impede ingress and egress by any other tenant in the Project, and will use its best efforts to ensure that persons doing business with the Tenant do not permit any such obstruction.

(b)	The Tenant shall not stack or store any materials in the yard or yards of the Project, adjacent driveways, or common areas and shall cause no obstruction to vehicles operating on the roads, driveways or parking areas.

10.5	Rail Spur

If the Premises do now or hereafter have access to a railway spur or are now or hereafter served by a railway spur the Tenant shall forthwith execute and deliver any agreements in respect thereof which are required by the railway company or other authority operating the said railway or required by the Landlord, and the Tenant shall reimburse to the Landlord or pay directly to the railway company or other authority operating the said railway all payments and compensation whatsoever which are required to be paid by the Tenant or the Landlord including, without limitation, any prepayments for the use of the railway facilities and other materials or otherwise and the costs of repairs and replacements of the rail lines, track bed, ties and any other apparatus or facilities (but excluding any amounts included in the Operating Costs and paid by the Tenant under section 5.5 hereof), and the Tenant shall observe and perform all terms, conditions, covenants and obligations under the said agreements and any and all requirements whatsoever of the railway company or other authority operating the said railway or the Landlord. The Tenant shall indemnify and save harmless the Landlord from and against any and all loss, cost, expense, damage, claims and liability whatsoever in respect of the use of the railway spur by the Tenant and in respect of the said agreements and all requirements of the railway company or other authority operating the said railway or the Landlord.

10.6	Rules and Regulations

The Tenant shall comply and cause every Person over whom it has control to comply with the Rules and Regulations. The Landlord, acting reasonably, shall have the right from time to time to make amendments, deletions and additions to such Rules and Regulations. If the Rules and Regulations conflict with any other provisions of this Lease, the other provisions of this Lease shall govern. The Landlord shall not be obligated to enforce the Rules and Regulations and shall not be responsible to the Tenant for failure of any person to comply with the Rules and Regulations. The Rules and Regulations may differentiate between different types of tenants, different punts of the Building or the Project or otherwise. The Landlord agrees that it will not enforce the Rules and Regulations in a manner that is discriminatory to the Tenant.

ARTICLE 11 - INSURANCE, LIABILITY AND INDEMNITY

11.1	Tenant’s Insurance

The Tenant shall effect and maintain from the earlier of the Commencement Date and the date the Tenant begins operating in the Premises, and thereafter during the Term, at its sole cost and expense:

(a)	“all risks” insurance upon all property owned by the Tenant or by others and for which property the Tenant is responsible located in the Project including equipment, furniture, fixtures and Leasehold Improvements in amounts sufficient to fully cover, on a replacement cost basis without deduction for depreciation, all such items;

(b)	comprehensive form boiler and machinery insurance on a blanket repair and replacement basis in respect of boilers, pressure vessels, air conditioning equipment and miscellaneous electrical apparatus placed in or for the benefit of the Premises, regardless of source, with limits for each accident in an amount not less than the full replacement cost of all Leasehold Improvements and all property in the Premises;

(c)	commercial general liability insurance on an occurrence basis, against claims for bodily injury, personal injury, economic loss and property damage arising from occurrences in or about the Project or arising from or in any way relating to the Tenant’s use or occupancy of the Premises or the Project, contractual liability (including coverage of the indemnities provided for in this Lease), non-owned automobile liability and owner and contractors protective liability, in amounts which are from time to time acceptable to a prudent tenant in the community in which the Building is located (as determined by the Landlord), but not less than $5,000,000.00 in respect of each occurrence;

(d)	Tenant’s legal liability insurance for the fill replacement cost of the Premises including loss of the use of the Premises;

(e)	business interruption insurance for a minimum period of •~~24~~• 12 months in an amount that will reimburse the Tenant for direct or indirect loss of earnings attributable to all perils insured against in Sections 11.1(a) and 11.l(b) or attributable to prevention of access to the premises or the Building as a result of any such perils, including extra expense insurance if applicable; and

(f)	any other form of insurance that the Landlord or any Mortgagee may require from time to time in form, amounts and for insurance risks acceptable to the Landlord and any Mortgagee.

Should the Tenant fail to maintain any of the insurance required pursuant to this Section 11.1 and should such default continue for two Business Days after notice to the Tenant, then in addition to any other rights and remedies, the Landlord may, but shall have no obligation to, elect to obtain the required insurance and the Tenant shall upon demand pay to the Landlord, as Rent, the Landlord’s cost of obtaining such insurance, together with an administration fee of 15%.

11.2	Form of Tenant Policies

Each policy required pursuant to Section 11.1 shall be in a form and with insurers acceptable to the Landlord, having reasonable deductibles, and: (a) the insurance described in Sections 11.1(a) and 11.1(b) and any other property damage insurance shall include, as additional named insureds (but without liability for premiums) as its interests may appear the Landlord, any Mortgagee and other Persons with an interest in the Project from time to time designated in writing by the Landlord; (b) the insurance described in Section 11.1(c) shall include as additional named insureds (but without liability for premiums) the Landlord, any Mortgagee, any other Persons with an interest in the Project from time to time designated in writing by the Landlord and any property manager or facilities manager retained by the Landlord in respect of the Project; (c) all property damage and liability insurance shall contain provisions for cross-liability and severability of interests among the Landlord, the other insureds and the Tenant; and (d) all property damage insurance (including boiler and machinery insurance) shall contain a waiver of any rights of subrogation which the insurer may have against the Landlord and those for whom the Landlord is in law responsible whether the damage is caused by the act, omission or negligence of the Landlord or such other Persons.

11.3	Certified Copies and Notice to Landlord

The Tenant shall provide to the Landlord, prior to the earlier of the Commencement Date and the date the Tenant begins operating in the Premises, •~~certified copies or other evidence satisfactory~~• certificates of insurance to the Landlord that the Tenant has obtained all insurance policies required by this Lease and shall provide written evidence of the continuation of such policies •~~not less than ten days~~• as soon as practicable prior to their respective expiry dates. Each policy required pursuant to Section 11.1 shall provide that: (a) the insurer must notify the Landlord and any Mortgagee in writing at least 30 days prior to •~~any material change detrimental to the Landlord or any Mortgagee or~~• the cancellation of any such policy; (b) the Tenant shall use its commercially reasonable best efforts to notify the Landlord and any Mortgagee of any material change detrimental to the Landlord or any Mortgagee; (c) the policy shall not be invalidated in respect of the interests of the Landlord or any Mortgagee or any other additional insureds by reason of any breach or violation of any warranties, representations, declarations or conditions contained in such policy; and •~~(c)~~• (d) the policy shall be noncontributing with, and shall apply only as primary and not excess to any other insurance available to all and any of the Landlord, any Mortgagee or any other additional insured referred to above.

11.4	Landlord’s Insurance

The Landlord shall effect and maintain during the Term: (a) liability insurance; (b) “all risks” property insurance; (c) boiler and machinery insurance; and (d) such other insurance on the Building and all property and interest of the Landlord in the Building as determined by the Landlord, in each case, to the extent, with coverage and in amounts as determined by the Landlord from time to time. However, despite any other provision of this Lease, as long as Sun Life Assurance Company of Canada or an affiliate thereof (as the term “affiliate” is defined in the Canada Business Corporations Act or the Insurance Companies Act (Canada)) is the Landlord, the Landlord may self-insure, in whole or in part, in respect of any and all casualties; in that event upon the request of the Tenant from time to time the Landlord will furnish a statement as to the perils in respect of which and the amounts to which it has insured the Project and the improvements and installations in the Premises, and also of the perils and amounts as to which the Landlord is self-insuring the Project and the improvements and installations in the Premises.

11.5	Insurance Risks

The Tenant shall not do, omit to do, or permit to be done or omitted to be done upon the Premises or any other portion of the Project anything that may contravene or be prohibited by any of the Landlord’s insurance policies in force from time to time covering or relevant to any part of the Project or which would prevent the Landlord from procuring such policies with companies acceptable to the Landlord. If the occupancy of the Premises, the conduct of business in the Premises or any acts or omissions of the Tenant in the Premises or any other portion of the Project causes or results in any increase in premiums for any of the Landlord’s insurance policies, hen, without limiting any other rights or remedies of the Landlord, the Tenant shall pay any such increase and a 15% administration fee thereon as Additional Rent forthwith upon receipt of the invoices of the Landlord for such additional premiums. A written report by an Expert at the Tenant’s sole cost concerning the cause of any increase in premiums will be accepted as conclusive evidence of the cause for the purposes of determining the Tenant’s liability to pay for increases as Additional Rent. If the Landlord has chosen to self-insure, the Tenant will pay to the Landlord, as Additional Rent forthwith upon receipt of the invoices of the Landlord setting out reasonable particulars, the charges that otherwise would have been payable under this subsection (including the 15% administration fee thereon) had the Landlord not chosen to self-insure.

11.6	Release of Landlord

The Tenant hereby releases the Landlord from any and all claims, actions, causes of action, damages, demands for damages and other liabilities, howsoever arising, that may be made by the Tenant against the Landlord under the provisions of this Lease to the extent of all insurance proceeds paid under the policies of insurance maintained by the Tenant or which would have been paid if the Tenant had maintained the insurance required under this Lease and had diligently processed any claims thereunder. In addition and without limitation, the Tenant agrees that the Landlord, regardless of negligence or alleged negligence on the part of the Landlord or any breach of the Lease by the Landlord and, notwithstanding anything else herein contained, shall not be liable for and hereby releases the Landlord from:

(a)	any and all claims, actions, causes of action, damages, demands for damages and other liabilities:

(i)	for or related to any bodily injury, personal injury, illness or discomfort to or death of the Tenant or any of its agents, officers, contractors, employees, invitees, licensees and any other Person for whom the Tenant is legally responsible in or about the Project or the Premises; and

(ii)	for or related to any loss or damage to property owned by the Tenant or by others and for which property the Tenant is responsible in or about the Project or the Premises, and, without limiting the foregoing, the Landlord shall not be liable for any damage caused by steam, water, rain or snow which may leak into, issue or flow from part of the Project, including the Premises, or from the pipes or plumbing works thereof, or from any other place or for any damage caused by or attributable to the condition or arrangement of any electric or other wiring;

(b)	any loss or damage caused as a result of any damage, destruction, construction, alteration, expansion, expropriation, reduction, repair or reconstruction from time to time of the Project, any parts or components of the Project or of improvements on adjoining properties or by anything done or omitted to be done by any other tenant or occupant;

(c)	any act or omission (including theft, malfeasance or negligence) on the part of any agent, contractor or person from time to time employed by Landlord to perform cleaning/maintenance services, security services, supervision or any other work in or about the Premises or the Project;

(d)	any loss or damage, however caused, to books of account, records, files, money, securities, negotiable instruments, papers, computer disks, tapes, software, data and other electronic files and their storage media of any kind or to other valuables of the Tenant including art, artworks, statuary, antiques, gems and precious metals of the Tenant and of others;

(e)	any loss or damage arising from obstruction of deliveries to or from the Premises or interruption, cessation, faulty operation, breakdown or failure of any Building Systems, including but not limited to, the supply of any utilities, telecommunication services (whether controlled or owned by the Landlord or not) or other services in, to or serving the Project or the Premises, whether they are supplied by the Landlord or by others; and

(f)	any indirect or consequential damages including, but not limited to, loss of profit.

11.7	Release of Tenant

The Landlord hereby releases the Tenant, and its agents, officers and employees, and any other Person for whom the Tenant is legally responsible from any liability or claim that may be made by the Landlord against the Tenant under the provisions of this Lease with respect to such loss to the extent of the lesser of: (a) the amount, if any, by which such loss exceeds the amount of insurance the Tenant is required to maintain under the terms of this Lease or actually maintains, whichever is greater; and (b) the proceeds actually paid to the Landlord with respect to such loss under the policies of insurance maintained by the Landlord pursuant to Section 11.4 or which would have been paid if the Landlord had maintained the insurance required under this Lease and had diligently processed any claims thereunder. This release shall be operative only if it is not prohibited by the Landlord’s insurance policies and would not place the Landlord in breach of such policies or expose the Landlord to additional costs under or in connection with such policies.

11.8	Indemnity by Tenant

The Tenant shall indemnify and save harmless the Landlord from and against any and all claims, actions, causes of action, damages, demands for damages, losses and other liabilities and expenses (including, without limitation, those in connection with bodily injury (including death), personal injury, illness or discomfort or damage to property and legal fees on a solicitor and client basis) due to or arising from or out of all and any of.

(a)	subject to Section 11.7, any occurrence in, on or at the Premises or the occupancy or use by the Tenant of the Premises or any other part of the Project or occasioned wholly or in part by any act or omission of the Tenant, its officers, employees, agents, contractors, invitees, licensees or by any Person permitted by the Tenant to be on the Premises or the Project or due to or arising out of any breach by the Tenant of this Lease; and

(b)	any fault, default, negligence, gross negligence, wilful action or omission of the Landlord, its agents, servants, employees or anyone for whom at law the Landlord is liable, which causes interference with or obstruction of deliveries to or from the Premises or interruption, cessation, faulty operation, breakdown or failure of the Building Systems or utilities or services, including but not limited to telecommunication or similar services (whether they are part of the Building Systems or not) and suffered by customers, suppliers or other third parties with whom the Tenant or any occupant of the Premises conducts business or by other Persons who utilize any part of any telecommunications network to which the Tenant or any other occupant of the Project is or are connected.

ARTICLE 12 - ASSIGNMENT, SUBLETTING AND OTHER TRANSFERS

12.1	Transfers

The Tenant shall not enter into, consent to, or permit any Transfer without the prior written consent of the Landlord, which consent shall be subject to the Landlord’s rights under Section 12.2. The Tenant shall pay to the Landlord the Transfer Application Fee in respect of the proposed Transfer. Notwithstanding any statutory provision to the contrary, it shall not be considered unreasonable for the Landlord to withhold its consent if, without limiting any other factors or circumstances which the Landlord may take into account:

(a)	an Event of Default on the part of the Tenant hereunder has occurred and is continuing, or the Tenant has previously been in material or persistent breach of any of its obligations under this Lease;

(b)	the proposed Transfer would be or could result in violation or breach of any covenants or restrictions made or granted by the Landlord to other tenants or occupants, or prospective tenants or occupants, of the Project;

(c)	in the Landlord’s opinion:

(i)	either the financial background or the business history and capability of the proposed Tansferee is not satisfactory;

(ii)	the nature or character of the proposed business of the proposed Transferee is such that it might harm the Landlord’s business or reputation or reflect unfavourably on the Project, the Landlord, or other tenants of the Project, or the image of any of them, or is unethical, immoral or illegal;

(iii)	the use of the Premises by the proposed Transferee could be incompatible with the other businesses or activities being carried on in the Project or could result in excessive demands being placed on the Building Systems or other Common Areas and Facilities; or

(iv)	if the Transfer affects less than all of the Premises, the portion affected or the portion remaining are not acceptable in respect of size, access or configuration;

(d)	the proposed Transferee or any principal of the proposed Transferee or any principal shareholder of the proposed Transferee has a history of defaults under other commercial leases or does not have a satisfactory history of compliance with laws;

(e)	the Landlord at the time has~~•, or will have in the next ensuing three month period period,•~~ other premises in the Project suitable for leasing to the proposed Transferee;

(f)	the basic and additional rent payable by the Transferee is less than the Basic Rent and Additional Rent payable by the Tenant hereunder as at the effective date of the Transfer except in the case where the Landlord determines, in its sole discretion, that payment of lesser rent by the Transferee will not detrimentally affect the leasing program for the Project; or

(g)	the proposed Transfer is to: (i) an existing tenant or occupant of the Project; or (ii) a representative of a foreign government; or (iii) a proposed Transferee whose proposed use is one that the Landlord in its sole discretion determines involves more pedestrian or other traffic than would the operations of the Tenant; or (iv) a proposed Transferee whose proposed use is one that the Landlord in its sole discretion determines could place excessive burdens on the Building Systems, the Building or Project or result in Contaminants, environmental risks or impacts on the Premises, Building or Project.

Any consent by the Landlord to a Transfer shall not constitute a waiver of the necessity for such consent to any subsequent Transfer.

12.2	Tenant’s Notice, Landlord’s Right to Terminate

If the Tenant intends to effect a Transfer the Tenant shall give prior written notice to the Landlord of such intent specifying the identity of the Transferee, the type of Transfer contemplated, the part of the Premises affected and the financial and other terms of the Transfer, and shall provide such financial, business or other information relating to the proposed Transferee and its principals as the Landlord or any Mortgagee reasonably requires, together with copies of all documents which record the particulars of the proposed Transfer. The Landlord shall, within 30 days after having received such notice, the Transfer Application Fee and all requested information, notify the Tenant either that:

(a)	it consents or does not consent to the Transfer in accordance with the provisions of this Lease; or

(b)	it elects to terminate this Lease as to the part of the Premises affected by the proposed Transfer, or as to the whole Lease and Premises if the proposed Transfer affects all of the Premises.

If the Landlord elects to terminate this Lease it shall stipulate in its notice the termination date of this Lease, which date shall be the date of possession contemplated under the proposed Transfer (provided that if such date is less than 30 days or more than 90 days following the giving of notice of such election, the Landlord may elect to have the termination date 30 days or 90 days, respectively, following the giving of notice). If the Landlord elects to terminate this Lease, the Tenant may notify the Landlord in writing within ten days following receipt of such notice of the Tenant’s intention to refrain from such Transfer and, if the Tenant provides such written notice within such time period, then the Landlord’s election to terminate this Lease shall become void~ if the Tenant fails to deliver such notice within such time period, then this Lease shall, as to the whole or affected part of the Premises, as the case may be, be terminated on the date of termination stipulated by the Landlord in its notice of election to terminate. If the Tenant is required to deliver possession of a part only of the Premises, the Tenant shall pay all costs incurred in connection with rendering that part functionally separate and suitable for separate use and occupancy, including partitioning and providing entrances and services.

12.3	Conditions of Transfer

The following terms and conditions apply in respect of a Transfer:

(a)	if the Transfer is an assignment of this Lease in whole or in part, the Tenant and the Transferee shall execute, prior to the Transfer being made, an agreement with the Landlord in the Landlord’s form including the Transferee’s covenant to be bound by all of the terms of this Lease;

(b)	notwithstanding any Transfer, the Tenant shall remain liable under this Lease and shall not be released from performing any of the terms of this Lease. The Tenant’s liability shall continue notwithstanding any amendment of this Lease throughout the Term and any exercise of any renewal or extension of the Term provided for herein, regardless of whether or when an amendment of this Lease is made (however the original Tenant’s liability will not be increased by any amendment that it is not a party to) and notwithstanding that the Landlord may collect rent from the Transferee. Without limiting the foregoing, the Tenant shall be responsible for all acts or omissions of any subtenant, licensee or occupant;

(c)	if the basic and additional rent (net of reasonable out of pocket costs for commissions, for cash allowances and for Alterations required by and made for the Transferee by the Tenant, amortized on a straight line basis over the term of the Transfer) to be paid by the Transferee under such Transfer exceeds the Basic Rent and Additional Rent payable by the Tenant hereunder, the amount of such excess shall be paid by the Tenant to the Landlord. If the Tenant receives from any Transferee, either directly or indirectly, any consideration other than basic rent or additional rent for such Transfer, either in the form of cash, goods or services, the Tenant shall immediately pay to the Landlord an amount equivalent to such consideration,

(d)	if the Transfer is a sublease, the Transferee will execute a covenant in the Landlord’s form and will agree to waive any statutory or other right to apply to a court or to otherwise elect to: (i) retain the unexpired term of the Lease or the unexpired term of the sublease; (ii) obtain any right to enter into any lease or other agreement directly with the Landlord, or (iii) otherwise remain in possession of any portion of the Premises, in any case where the Lease is terminated, surrendered or otherwise cancelled, including, without limitation, any disclaimer, repudiation, surrender or other termination (each of these transactions being referred to as an ‘Early Termination’) by any trustee in bankruptcy of the Tenant or a Transferee, by any court appointed officer, or by the Tenant or a Transferee in connection with any insolvency proceedings;

(e)	if there is an Early Termination, the Tenant and any Transferee (except the bankrupt or insolvent Tenant or Transferee) to whom the Landlord gives notice within 60 days after the Early Termination, shall be considered to have entered into a lease with the Landlord on the same terms and conditions as are contained in this Lease except that the term of the lease shall commence on the date of the Early Termination and shall expire on the date this Lease would have expired but for the Early Termination, and

(t)	notwithstanding the effective date of any permitted Transfer as between the Tenant and the Transferee, all Rent for the month in which such effective date occurs shall be paid in advance by the Tenant so that the Landlord will not be required to accept partial payments of Rent for such month from either the Tenant or the Transferee.

12.4	Corporate Records

Upon the Landlord’s request, the Tenant shall: (a) deliver a statutory declaration by one of its senior officers setting forth the details of its corporate and capital structure, (b) make available to the Landlord or its representatives all of its corporate or partnership records, as the case may be, for inspection at all times, in order to ascertain whether any Change of Control has occurred; and (c) cause the Indemnifier(s), if any, to provide any of the foregoing in respect of such Indemnifier(s).

12.5	Permitted Transfers

Notwithstanding Section 12.1 and provided that the Required Conditions are satisfied and there is not then an Event of Default, the Tenant shall have the right on prior written notice to the Landlord, but without being required to obtain the Landlord’s consent, to effect a Transfer in compliance with Section 12.3 in favour of a Permitted Transferee and the Landlord’s right to terminate shall not apply to such a Transfer.

12.6	No Advertising

The Tenant shall not advertise that the whole or any part of the Premises are available for a Transfer and shall not permit any broker or other Person to do so unless the text and format of such advertisement is approved in writing by the Landlord. No such advertisement shall contain any reference to the rental rate of the Premises.

12.7	Sales or Dispositions by Landlord

The Landlord shall have the unrestricted right to sell, transfer, lease, license, charge or otherwise dispose of all or any part of its interest in the Project or any interest of the Landlord in this Lease. In the event of any sale, transfer, lease or other disposition the Landlord shall thereupon, and without further agreement, be released of all liability under this Lease arising from and after such disposition but only to the extent the purchaser or other transferee agrees to assume the Landlord’s obligations under this Lease. If required by the Landlord in connection with any sale, transfer, charge or other disposition the Tenant shall, within five Business Days of request, provide to the Landlord, prospective purchasers and Mortgagees and their respective agents and consultants, access to the current financial statements of the Tenant and any Indemnifier. If the Tenant is listed on a recognized stock exchange in Canada or the United States, the Tenant agrees to provide instead copies of the Tenant’s annual reports, quarterly reports and all other publicly distributed reporting materials.

ARTICLE 13 - LANDLORD FINANCING AND STATUS CERTIFICATES

13.1	Subordination and Postponement

(a)

This Lease and the rights of the Tenant in this Lease shall be subject and subordinate to any and all Mortgages and the Tenant, on request by and without cost to the Landlord, shall, within five Business Days after such request, execute and deliver any and all instruments required by the

Landlord to evidence such subordination. Upon request by the Tenant at the time of any request for confirmation of subordination, the Landlord shall make reasonable efforts to obtain from any Mortgagee an acknowledgement and assurance in writing addressed to the Tenant, whereby such Mortgagee acknowledges that, in the event of any such Mortgagee realizing upon the security, it will not disturb the Tenant and will permit the Tenant to remain in possession under this Lease in accordance with its terms, so long as the Tenant is not in default.

(b)	The Landlord, as to any Mortgage, and a Mortgagee, as to any Mortgage held by it may, by notice to the Tenant, elect that this Lease and the rights of the Tenant hereunder shall be prior to such Mortgage(s) and the Tenant, on request by and without cost to the Landlord, shall, within five Business Days after such request, execute and deliver any and all instruments required by the Landlord or the Mortgagee, as the case may be, to confirm priority to this Lease over the Mortgage(s).

13.2	Attornment

At any time after any of the following has occurred:

(a)	if a Mortgagee delivers a notice of attornment;

(b)	if a Mortgagee shall take possession of the Building or the Premises; or

(c)	if the interest of the Landlord is transferred to any Person (in this Article referred to as a “Purchaser”) by reason of foreclosure or other proceedings for enforcement of any Mortgage, or by delivery of a conveyance, the Tenant shall, at the option of the Mortgagee or the Purchaser, as the case may be, exercisable by notice in writing to the Tenant, be deemed to have attorned to the Mortgagee or the Purchaser, as the case may be, upon receipt of such notice. The Landlord, the Mortgagee or the Purchaser, as the case maybe, may require the Tenant to enter into all instruments required by the Landlord, the Mortgagee or the Purchaser, as the case may be, to confirm such attornment. Upon such attornment the obligations of the Tenant under this Lease shall continue in full force and effect upon all the same terms, conditions and covenants in this Lease.

13.3	Status Certificates

The Tenant shall at any time and from time to time execute and deliver to the Landlord, or as the Landlord, a Mortgagee or a Purchaser may direct, within five Business Days after it is requested, a certificate of the Tenant, in the form supplied, addressed to the Landlord, the Mortgagee or the Purchaser, as the case may be, and/or any prospective purchaser, lessor or Mortgagee, certifying such particulars, information and other matters in respect of the Tenant (including its financial standing), the Premises and this Lease that the Landlord, the Mortgagee or the Purchaser, as the case may be, may request~ The Tenant will be liable for damages to the Landlord for failure to execute and deliver the requested certificate. Failure to execute the requested certificate within the stipulated five Business Day period is a default under this Lease and the Landlord may, at its option, terminate this Lease without incurring any liability for so doing.

13.4	Reliance

Notwithstanding that a Mortgagee or a Purchaser is not a party to this Lease, it shall be entitled to rely upon and enforce the provisions of this Lease which are stated to be for its benefit and, without limitation, the Mortgagee shall be entitled to act as agent for the Landlord to the extent necessary to enforce any such provisions.

ARTICLE 14 - DAMAGE, DESTRUCTION, DEMOLITION, EXPROPRIATION

14.1	Damage to Premises

If all or any material part of the Premises is rendered untenantable or completely inaccessible by damage from fire or other casualty to the Building or Project, then:

(a)	if in the opinion of the Expert, the damage can be substantially repaired under Applicable Laws within 180 days from the date of such casualty (employing normal construction methods without overtime or other premium), the Landlord shall forthwith repair such damage other than damage to Leasehold Improvements and any other property that is not the responsibility of or is not owned by Landlord, and

(b)	if in the opinion of the Expert, the damage cannot be substantially repaired under Applicable Laws within 180 days from the date of such casualty (employing normal construction methods without overtime or other premium), then:

(i)	the Landlord may elect to terminate this Lease as of the date of such casualty by notice delivered to the Tenant not more than 20 days after receipt of the Expert’s opinion; and

(ii)	if such damage occurs during the last two Lease Years of the Term, the Tenant may elect to terminate this Lease as of the date of such casualty by notice delivered to Landlord not more than 20 days after receipt of the Expert’s opinion, failing which the Landlord shall forthwith repair such damage other than damage to Leasehold Improvements or property that is not the responsibility of or is not owned by landlord

14.2	Abatement

If the Landlord is required to repair damage to the Premises under Section 14.1 the Basic Rent payable by the Tenant shall be proportionately reduced to the extent that the Premises are rendered untenantable or inaccessible, from the date of the casualty until 30 days after completion by the Landlord of the repairs to the Premises or until the Tenant again uses the Premises (or the part thereof rendered untenantable), whichever first occurs. The Tenant shall effect its own repairs as soon as possible after completion of the Landlord’s repairs. Notwithstanding the foregoing, there shall be no abatement or reduction of Rent where the Landlord’s repairs to the Premises take less than ten days to complete after the damage occurs.

14.3	Termination Rights

Notwithstanding anything else contained in this Lease, if: (a) the Building is partially destroyed or damaged so as to affect 25% or more of the Rentable Area of the Building; or (b) in the opinion of the Expert the Building is unsafe or access or services are affected and, in either case, cannot be substantially repaired under Applicable Laws within 180 days from the date of such casualty (employing normal construction methods without overtime or other premium); or (c) the proceeds of insurance are substantially insufficient to pay for the costs of repair or rebuilding or are not payable to or received by the Landlord; or (d) any Mortgagee(s) or other Person entitled to the insurance proceeds shall not consent to the repair and rebuilding, then the Landlord may terminate this Lease by giving to the Tenant notice of such termination within 60 days of the damage or destruction, in which event the Tem shall cease and be at an end as of the date of such damage or destruction and the Rent and all other payments for which the Tenant is liable under the terms of this Lease shall be apportioned and paid in full to the date of termination (subject to any abatement under Section 14.2).

14.4	Landlord’s Rights on Rebuilding

In the event of damage to the Building and if this Lease is not terminated in accordance with Sections 14.1 or 14.3, the Landlord shall forthwith repair any damage to the Building, but only to the extent of the Landlord’s obligations under the terms of the various leases for premises in the Building (including this Lease) and exclusive of any tenant’s responsibilities with respect to such repair. In repairing or rebuilding the Building or the Premises the Landlord may use drawings, designs, plans and specifications other than those used in the original construction and may alter or relocate the Building, the Common Areas and Facilities or any part thereof, and may alter or relocate the Premises, provided that the Building as repaired or rebuilt is of a similar standard and the Premises as altered or relocated shall be of approximately the same size as the original Premises.

14.5	Landlord’s Demolition Rights

Despite any other provisions of this Lease, if the Landlord intends to demolish or renovate substantially the Building or a substantial portion of the Building, the Landlord may terminate this Lease on not less than 180 days’ notice to the Tenant. The Tenant shall on the date set out in the notice from the Landlord vacate the Premises in accordance with the terms of this Lease. Also on such date, the Term shall cease and be at an end and the Rent and all other payments for which the Tenant is liable under the terms of this Lease shall be apportioned and paid in full to the date of termination.

14.6	Expropriation

The Landlord and the Tenant shall co-operate in respect of any expropriation of all or any part of the Premises or the Lands and Building so that each party may receive the maximum award to which it is entitled in law. If the whole or any part of the Premises or of the Lands and Building are expropriated, as between the parties hereto, their respective rights and obligations under this Lease shall continue until the day on which the expropriating authority takes possession thereof. If, in the case of partial expropriation of the Premises this Lease is not frustrated by operation of governing law and such expropriation does not render the remaining part of the Premises untenantable for the purposes of this Lease, the Tenant and the Landlord shall restore the part not so taken in accordance with their respective repair obligations under the provisions of Sections 14.l(a) and 14.2 of this Lease. In this Section 14.6 the word “expropriation” shall include a sale by the Landlord to any authority with powers of expropriation, in lieu of or under threat of expropriation.

ARTICLE 15 - DEFAULT AND REMEDIES

15.1	Events of Default

Any of the following constitutes an Event of Default under this Lease:

(a)	any Rent (which term for this Article 15 shall include Rental Taxes) is in arrears and is not paid within five days after notice from the Landlord;

(b)	the Tenant has breached any of its obligations in this Lease and, if such breach is capable of being remedied and is not otherwise listed in this Section 15.1, after notice from the Landlord:

(i)	the Tenant fails to remedy such breach within ten days (or such shorter period as may be provided in this Lease); or

(ii)	if such breach cannot reasonably be remedied within ten days or such shorter period, the Tenant fails to commence to remedy such breach within such ten days or shorter period or thereafter fails to proceed diligently to remedy such breach;

(c)	the Lease or any goods, chattels or equipment of the Tenant is seized, taken or exigible in execution or in attachment or if a writ of execution or enforcement is issued against the Tenant and such writ is not stayed or vacated within ten days after the date of such issue;

(d)	the Tenant or any Indemnifier becomes insolvent or commits an act of bankruptcy or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment, compromise or arrangement with its creditors, or if a receiver is appointed for all or part of the business, property, affairs or revenues of the Tenant;

(e)	the Tenant makes a bulk sale of its goods (other than in conjunction with a Transfer approved by the Landlord) or moves or commences, attempts or threatens to move its goods, chattels and equipment out of the Premises (other than in the normal course of its business);

(f)	the Tenant fails to take possession of and occupy the Premises on the Commencement Date, or if thereafter the Tenant abandons or attempts to abandon the Premises or ceases to conduct business from the Premises, or the Premises become vacant or substantially unoccupied for a period of ten consecutive days; or

(g)	the Tenant purports to effect a Transfer other than in compliance with the provisions of this Lease.

15.2	Remedies

If and whenever an Event of Default occurs, the Landlord shall have the following rights and remedies, exercisable immediately and without further notice and at any time while the Event of Default continues:

(a)	to terminate this Lease and re-enter the Premises. The Landlord may remove all Persons and property from the Premises and store such property at the expense and risk of the Tenant or sell or dispose of such property in such manner as the Landlord sees fit without notice to the Tenant~ Notwithstanding any termination of this Lease, the Landlord shall be entitled to receive Rent and all Rental Taxes up to the time of termination plus accelerated Rent as provided in this Lease and damages including, without limitation: (i) damages for the loss of Rent suffered by reason of this Lease having been prematurely terminated; (ii) costs of reclaiming, repairing and re-leasing the Premises; and (iii) legal fees and disbursements on a solicitor and client basis;

(b)	to enter the Premises as agent of the Tenant and to relet the Premises for whatever length of time and on such terms as the Landlord in its discretion may determine including, without limitation the right to: (i) take possession of any property of the Tenant on the Premises; (ii) store such property at the expense and risk of the Tenant; (iii) sell or otherwise dispose of such property in such manner as the Landlord sees fit; and (iv) make alterations to the Premises to facilitate the reletting. The Landlord shall receive the rent and proceeds of sale as agent of the Tenant and shall apply the proceeds of any such sale or reletting first, to the payment of any expenses incurred by the Landlord with respect to any such reletting or sale, second, to the payment of any indebtedness of the Tenant to the Landlord other than Rent and third, to the payment of Rent in arrears, with the residue to be held by the Landlord and applied to payment of future Rent as it becomes due and payable. The Tenant shall remain liable for any deficiency to the Landlord;

(c)	to remedy or attempt to remedy the Event of Default for the account of the Tenant and to enter upon the Premises for such purposes. The Landlord shall not be liable to the Tenant for any loss, injury or damages caused by acts of the Landlord in remedying or attempting to remedy the Event of Default. The Tenant shall pay to the Landlord, on demand, all expenses incurred by the Landlord in remedying the Event of Default, together with an administration fee of 15% and interest at the Default Rate from the date such expense was incurred by Landlord;

(d)	to recover from the Tenant all damages, costs and expenses incurred by the Landlord as a result of the Event of Default including any deficiency between those amounts which would have been payable by the Tenant for the portion of the Term following such termination and the net amounts actually received by the Landlord during such period of time with respect to the Premises; and

(e)	to recover from the Tenant the full amount of the current month’s Rent together with the next three months’ instalments of Rent, which shall immediately become due and payable as accelerated rent.

15.3	Distress

Notwithstanding any provision of this Lease or any provision of any present or future Applicable Laws, none of the goods, chattels or trade fixtures on the Premises at any time during the Term shall be exempt from levy by distress for Rent in arrears, and the Tenant waives any such exemption. If the Landlord makes any claim against the goods and chattels of the Tenant by way of distress this provision may be pleaded as an estoppel against the Tenant in any action brought to test the right of the Landlord to levy such distress.

15.4	Interest and Costs

The Tenant shall pay to the Landlord upon demand: (a) interest at the Default Rate on all Rent required to be paid hereunder from the due date for payment until fully paid and satisfied; and (b) the Landlord’s then current administration charge for each notice of default given by the Landlord to the Tenant under this Lease. The Tenant shall pay and indemnify the Landlord against damages, costs and expenses (including, without limitation, all legal fees on a solicitor and client basis) incurred in enforcing the terms of this Lease, or with respect to any matter or thing which is the obligation of the Tenant under this Lease, or in respect of which the Tenant has agreed to insure or to indemnify the Landlord.

15.5	Remedies Cumulative

No reference to or exercise of any specific right or remedy by the Landlord shall prejudice or preclude the Landlord from exercising or invoking any other remedy, whether allowed under this Lease or generally at law or in equity, and the express provisions of this Lease as to certain rights and remedies are not to be interpreted as excluding any other or additional rights and remedies available to the Landlord generally at law or in equity.

ARTICLE 16 - MISCELLANEOUS

16.1	Relationship of Parties

Nothing contained in this Lease shall create any relationship between the parties other than that of landlord and tenant, and, without limitation, nothing in this Lease shall be construed to constitute the Landlord and the Tenant as partners, joint venturers or members of a joint or common enterprise.

16.2	Consent Not to be Unreasonably Withheld

Except as otherwise specifically provided in this Lease, the Landlord and the Tenant, and each Person acting for them, in granting a consent or approval or making a determination, designation, calculation, estimate, conversion or allocation under this Lease, will act reasonably and in good faith and each Expert or other professional Person employed or retained by the Landlord will act in accordance with the applicable principles and standards of such Person’s profession; however, the foregoing shall not apply in respect of any actions taken by or on behalf of the Landlord under Article 15. The Tenant’s sole remedy against the Landlord in respect of any breach or alleged breach of this Section shall be an action for specific performance and, without limitation, the Landlord shall not be liable for damages and the Tenant shall not be entitled to any other rights or remedies.

16.3	Overholding

The Tenant has no right to remain in possession of the Premises after the end of the Term. If the Tenant remains in possession of the Premises after the end of the Term with the consent of the Landlord but without entering into a new lease or other agreement then, notwithstanding any statutory provisions, legal presumption or reasonableness requirement to the contrary, there shall be no tacit renewal of this Lease or the Term and the Tenant shall be deemed to be occupying the Premises as a tenant from month to month (with either party having the right to terminate such month to month tenancy at any time on 30 days’ notice, whether or not the date of termination is at the end of a rental period) at a monthly Basic Rent payable in advance on the first day of each month equal to ~~•double•~~ one hundred and fifty percent (150%) of the monthly amount of Basic Rent payable during the last month of the Term (or which would have been payable but for any discount or rent-free period applicable to such last month) and otherwise upon the same terms, covenants and conditions as in this Lease insofar as these are applicable to a monthly tenancy and, for greater certainty, including liability for all Additional Rent.

16.4	Registration

Neither the Tenant nor anyone on the Tenant’s behalf or claiming under the Tenant (including any Transferee) shall register this Lease or any Transfer against the Lands. The Tenant may at its sole cost register a notice or caveat of this Lease provided that: (a) a copy of the Lease is not attached; (b) no financial terms are disclosed; (c) the Landlord gives its prior written approval to the notice or caveat; and (d) the Tenant pays the Landlord’s costs on account of the matter. The Landlord may limit such registration to one or more parts of the Lands. Upon the expiration or other termination of the Term the Tenant shall immediately discharge or otherwise vacate any such notice or caveat at its sole cost. If any part of the Lands which in the opinion of the Landlord are surplus is transferred, the Tenant shall forthwith at the request of the Landlord discharge or otherwise vacate any such notice or caveat as it relates to such part. If any part of the Lands are made subject to any easement, right-of-way or similar right, the Tenant at its sole cost shall immediately at the request of the Landlord, which request the Landlord may make in its sole discretion, postpone its registered interest to such easement, right-of-way or similar right.

16.5 Unavoidable Delay

If any party is bona fide delayed, or hindered in or prevented from the performance of any term, covenant or act required by this Lease by reason of any cause beyond the control of the patty affected including, without limitation, strikes, lockouts or other labour disputes, the enactment, amendment or repeal of any Applicable Laws, the failure of any existing tenant or occupant to vacate the Premises, shortages or unavailability of labour or materials, riots, insurrection, sabotage, rebellion, war, acts of terrorism, act of God, or any other similar reason (“Unavoidable Delay”), then performance of such term, covenant or act is excused for the period of the delay and the party so delayed, hindered or prevented shal1 be entitled to perform such term, covenant or act within the appropriate time period after the expiration of the period of such delay. However, the provisions of this Section do not operate to excuse the Tenant from the prompt payment of Rent and any other payments required by this Lease or from vacating the Premises as and when required pursuant to any provision of this Lease and Unavoidable Delay shall not include any delay caused by the parties’ default or act or omission, any delay avoidable by the exercise of reasonable care by such patty or any delay caused by lack of funds of such party. The Landlord shall also be excused from the performance of any term, covenant or act required hereunder if the performance of such item would be in conflict with any directive, policy or request of any governmental or quasi-governmental authority in respect of any energy, conservation, safety or security matter.

16.6	Decisions of Experts; Arbitration

The decision of any Expert whenever provided for under this Lease and any certificate of an Expert shall be final and binding on the parties and there shall be no further right of dispute or appeal.

Wherever under any provision of this Lease it is stated that a matter is to be determined by Arbitration, it shall be determined by a single arbitrator appointed by the parties. If the parties cannot agree on a single arbitrator, then, upon the application of either party, a Justice of the superior court of the province in which the Premises are situate shall appoint an arbitrator whose sole determination shall be final. The arbitrator shall be a disinterested person of recognized competence in the real estate business where the Premises are situate. The expense of such arbitration shall be home equally by the Landlord and the Tenant.

16.7	Notices

Any notice, demand, statement or request (“Notice”) required or permitted to be given under this Lease shall be in writing and shall be deemed to have been duly given if personally delivered, delivered by courier or mailed by registered prepaid post, in the case of Notice to the Landlord, to it at the address set out in Section 1.1(a)(ii) and in the case of Notice to the Tenant, to it at the Premises. Notice may not be given by facsimile transmission, electronic mail or any other electronic communication.

Any such Notice given in accordance with the above requirements shall be deemed to have been given, if mailed, on the fifth day following the date of such mailing or, if delivered, on the day on which it was delivered so long as such delivery was prior to 5:00 p.m. on a Business Day (and, if after 5:00 p.m. or if any such day is not a Business Day, then it shall be deemed to have been delivered on the next Business Day). Either party may from time to time by Notice change the address to which notices to it are to be given. Notwithstanding the foregoing, during any interruption or threatened interruption in postal services, any Notice shall be personally delivered or delivered by courier. If a copy of any Notice to the Tenant is to be sent to a second address or to another Person other than the Tenant, the failure to give any such copy shall not vitiate the delivery of the Notice to the Tenant.

16.8	Confidentiality

The Tenant shall keep confidential all financial information in respect of this Lease, provided that it may disclose such information to its auditors, consultants and professional advisors so long as they have first agreed to respect such confidentiality.

16.9	Power, Capacity and Authority

The Landlord and the Tenant covenant, represent and warrant to each other that they have the power, capacity and authority to enter into this Lease and to perform its obligations hereunder and that there are no covenants, restrictions or commitments given by it which would prevent or inhibit it from entering into this Lease.

16.10 Liability of Landlord

Any liability of the Landlord under this Lease shall be limited to its interest in the Building from time to time. If the Landlord consists of more than one Person, the liability of each such Person shall be several and be limited to its percentage interest in the Building.

SCHEDULES

“A”	Building Specific Information

“B”	Sketch Showing Premises

“C”	Rules and Regulations

“D”	Indemnity Agreement

“E”	Condition of Premises

“F”	Environmental Matters

IN WITNESS WHEREOF the parties hereto have executed this Lease.

SUN LIFE ASSURANCE COMPANY OF CANADA
by its duly authorized Agent
BENTALL LIMITED PARTNERSHIP
by its General Partner, Bentall G.P. Ltd.

Per:
Name:
Title:

We have the authority to bind the corporation	Per:
Name:
Title:

AQUINOX PHARMACEUTICALS INC.
(Tenant)

Per:
Name:
Title:

I/We have the authority to bind the corporation	Per:
Name:
Title:

SCHEDULE “A” BUILDING - SPECIFIC INFORMATION

Part 1: Legal Description of Building Lands:

Parcel Identifier. 016-649-427

Strata Lot 1, Section 5, Block 4 North, Range 5 West, New Westminster District, Plan NW3337, together with an interest in the common property in proportion to the unit entitlement of the strata lot as shown on Form 1

Part 2: Legal Description of Project Lands, if applicable:

CRESTWOOD 100

Parcel Identifier. 026-048-175

Parcel A, Section 5, Block 4 North, Range 5 West, New Westminster District, Plan BCP13483

CRESTWOOD 300

Parcel Identifier~ 016-510-135

Lot 25, Section 5, Block 4North, Range 5 West, New Westminster District, Plan 86865

CRESTWOOD 400

Parcel Identifier. 016-649-427

Strata Lot 1, Section 5, Block 4 North, Range 5 West, New Westminster District, Plan NW3337, together with an interest in the common property in proportion to the unit entitlement of the strata lot as shown on Form 1

CRESTWOOD 500

Parcel Identifier. 026-020-564

Strata Lot 1, Section 5, Block 4 North, Range 5 West, New Westminster District, Plan NW3337, together with an interest in the common property in proportion to the unit entitlement of the strata lot as shown on Form 1

CRESTWOOD 600

Parcel Identifier. 016-649-435

Strata Lot 1, Section 5, Block 4 North, Range 5 West, New Westminster District, Plan NW3337, together with an interest in the common property in proportion to the unit entitlement of the strata lot as shown on Form 1

Part 3: Measurement Standards:

Rentable Area includes all area from exterior of exterior walls and mid-point of demising walls plus a gross-up for building common mechanical, electrical rooms, and other areas for the benefit of more than one tenant including but not limited to vestibules.

SCHEDULE “B” SKETCH SHOWING PREMISES

MAIN FLOOR PREMISES

SECOND FLOOR PREMISES

SCHEDULE “C” RULES AND REGULATIONS

(1)	Security and Safety

(a)	The Landlord may from time to time adopt appropriate systems and procedures for the security and safety of the Building and the tenants and occupants and contents thereof, and the Tenant shall comply with the Landlord’s requirements in respect of such systems and procedures.

(b)	The Tenant shall participate in fire drills and evacuations of the Building as directed by the Landlord. In the event of an emergency, the Tenant shall vacate the Building if the Landlord or any public authority so directs in the manner prescribed by the Landlord or such public authority.

(c)	The Tenant shall not keep any inflammable oils or other inflammable, dangerous, corrosive or explosive materials in the Premises or the Project, save and except for amounts used in the Tenants business operations and kept and used in accordance with all Applicable Laws.

(2)	Use of Premises

The Tenant shall not use or permit the Premises to be used for residential, lodging or sleeping purposes, or for the storage of personal effects or articles not required for business purposes. The Tenant shall not bring upon the Premises or the Project any equipment, motor or thing which might damage the Building or the Common Areas and Facilities. The Tenant shall not bring upon the Premises any propane tanks, propane-equipped fork lift tucks, or motor vehicles.

(3)	Washrooms and Water Fixtures

The Tenant shall not use the washrooms or other water fixtures for any purposes other than those for which they were intended, and no sweepings, rubbish, rags, ashes or other substances shall be thrown into them.

(4)	Animals and Birds

The Tenant shall not bring any animals (except dogs assisting the disabled) or birds within any part of the Lands or Project without the consent of the Landlord.

(5)	Antennae, Satellite Dish

The Tenant shall not install any radio or television antenna or satellite dish on any part of the Lands or Project without the prior written consent of the Landlord.

(6)	Canvassing, Soliciting and Peddling

Canvassing, soliciting and peddling in or about the Lands and Project are prohibited.

(7)	No Burning Trash

The Tenant shall not bum any trash or garbage anywhere on the Project.

(8)	No Obstructions; Housekeeping

The Tenant shall not keep or display any merchandise, supplies, materials, garbage, refuse or other chattels on, or otherwise obstruct, any part of the Project except as specifically permitted in the Lease. No such merchandise, supplies, materials, garbage, refuse or other chattels shall be allowed to remain on any loading dock or common area.

(9)	Employees, Agents and Invitees

In these Rules and Regulations, ‘Tenant’ includes the employees, agents, invitees and licensees of the Tenant and others permitted by the Tenant to use or occupy the Premises.

(10)	Vehicles

No motor vehicles or trailers may be parked overnight at the Premises or the Project.

SCHEDULE “D” INDEMNITY AGREEMENT

INDEMNITY AGREEMENT

This Agreement is made the * day of *, 20*,

Between:

* [name and address of Indemnifier],

(the “Indemnifier”)

-and-

* [name of Landlord],

(the “Landlord”).

WHEREAS:

A.     The Landlord is the owner of the lands and premises known municipally as * [address of Building] (the “Building”); and

B.     The Indemnifier and * [name of Tenant] (the “Tenant”) have requested the Landlord to enter into a lease (the “Lease”) dated *, 20* [date of Lease] between the Landlord, as landlord, and the Tenant, as tenant, relating to premises in the Building and the Landlord has agreed to do so only if the Indemnifier executes and delivers this Agreement in favour of the Landlord;

NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which are acknowledged by the Indemnifier), the Indemnifier agrees with the Landlord as follows:

1.     The Indemnifier covenants with the Landlord that the Tenant will well and truly pay all Rent and other amounts payable under the Lease on the days and at the times and in the manner provided in the Lease, and will observe each and every covenant, proviso, condition, agreement and obligation contained in the Lease on the part of the Tenant to be performed and observed, and that if any default is made by the Tenant, whether in payment of monies or performance of obligations, the Indemnifier shall forthwith on demand pay to the Landlord such monies and perform such obligations and pay any and all damages resulting from any non-payment or non-performance.

2.     The Indemnifier shall be jointly and severally liable with the Tenant for all of the Tenant’s obligations under the Lease, as if it were separately named as a tenant under the Lease.

3.     This Indemnity is absolute and unconditional and the obligations of the Indemnifier and the rights of the Landlord hereunder shall not be affected or in any way prejudiced or impaired by: (a) any neglect or forbearance by the Landlord in obtaining payment of Rent or other amounts or of enforcing the provisions of the Lease or the obligations of the Tenant or any waiver or failure to enforce any provision of this Agreement by the Landlord; (b) any extensions of time or other indulgences given by the Landlord to the Tenant; (c) any amendment of the Lease or other dealing between the Landlord and the Tenant with or without notice to the Indemnifier; (d) any assigning or subletting by the Tenant (with or without the Landlord’s consent); or (e) any other act or failure to act by the Landlord which would release, discharge or affect the obligations of the Indemnifier if it were a mere surety, with the intent that the obligations of the Indemnifier shall continue and shall not be released, discharged or reduced or in any way impaired until such time as all of the obligations of the Tenant under the Lease, now existing or to arise at any time in the future, have been fully performed and satisfied.

4.     The Indemnifier expressly waives notice of the acceptance of this Agreement and all notice of nonperformance, non-payment or non-observance on the part of the Tenant of the terms, covenants and conditions in the Lease. Without limiting the generality of the foregoing, any notice which the Landlord desires to give to the Indemnifier shall be sufficiently given if personally delivered, delivered by courier or mailed by registered prepaid post, to the Indemnifier at the Premises, and every such notice is deemed to have been given upon the day it was delivered, or if mailed, on the fifth day following the date of such mailing. The Indemnifier may designate by notice in writing a substitute address for that set forth above. If two or more persons are named as Indemnifier, such notice given hereunder or under the Lease shall be sufficiently given if delivered or mailed in the foregoing manner to any one of such Persons.

1.

5.     The obligations of the Indemnifier under this Agreement shall not be released, discharged or affected by the bankruptcy or insolvency of the Tenant or any proposal made by it to its creditors or any repudiation of the Lease pursuant to the Bankruptcy and Insolvency Act, S.C. 1992, or any successor or similar legislation, or any disclaimer by any trustee in bankruptcy of the Tenant or by the Tenant ceasing to exist (whether by winding-up, forfeiture, cancellation or surrender of charter, or any other circumstance) or by any event terminating the Lease including a reentry or termination. If the Lease is terminated prior to the end of its term, except by surrender duly accepted by the Landlord, then, at the option of the Landlord, the Indemnifier shall execute a new lease of the Premises between the Landlord as landlord and the Indemnifier as tenant for a term equal in duration to the residue of the term remaining unexpired at the date of such termination, and in all other respects upon the same terms and conditions as are set forth in the Lease.

6.     The Landlord shall not be obliged to exercise its remedies against the Tenant or any other person or against the Premises or to exhaust any security given by the Tenant before demanding payment of monies or performance of covenants by the Indemnifier.

7.     The Indemnifier’s obligations under this Agreement bind the Indemnifier and its legal representatives, heirs, executors, administrators, successors and assigns (as the case may be) and may be assigned by the Landlord, and will benefit and be enforceable by the successors and assigns of the Landlord, and all parties who for the time being have the status of Landlord under the Lease, whether or not such parties receive a specific assignment of the Lease or of the Indemnifier’s obligations, and whether or not notice of any assignment or change in ownership of the Premises or any project of which the Premises forms a part is given to the Indemnifier.

8.     The grammatical changes required to make the provisions of this Agreement apply in the plural sense where the Indemnifier comprises more than one person and to corporations, firms, partnerships, or individuals male or female, will be assumed as though in each case fully expressed, and if the Indemnifier consists of more than one person, the obligations of the Indemnifier shall be deemed to be joint and several obligations of each such person. This Agreement shall be construed in accordance with the laws of the province in which the Building is located.

9.     The Indemnifier acknowledges receipt of a copy of the Lease and covenants, represents and warrants that it has full power, capacity and authority to enter into this Agreement and to perform its obligations hereunder. No modification of this Agreement shall be effective unless it is in writing and is executed by both the Indemnifier and the Landlord.

10.   Whenever any reference is made in this Agreement to the Lease or the obligations of the Tenant under the Lease, such reference shall be deemed to include any and all agreements and instruments executed by the Tenant in connection with the Lease or pursuant to the Lease and which relate to the Premises. Any capitalized word or phrase used in and not defined in this Agreement shall have the meaning given to it in the Lease.

IN WITNESS WHEREOF the Landlord and the Indemnifier have duly executed this Agreement.

2.

SCHEDULE “E” CONDITION OF PREAUSES

CONSTRUCTION AND COMPLETION OF THE PREMISES

The Tenant acknowledges and agrees that it is accepting possession of the Premises in an “as is, where is” condition except that the Landlord shall provide and install to the Premises at the Landlord’s expense and to its base building standard by August 31, 2010 on a reasonable commercial basis, the following work (the “Landlord’s Work”):

(a)	the work set out in the quote dated November 30, 2009 from Streamline attached hereto as Schedule “E-1”. All mechanical, electrical, HVAC, plumbing systems and hot water supplies shall be properly separated from the adjacent tenancies as part of the demising work undertaken by the Landlord. Notwithstanding the aforementioned, the boiler and hot water tank located at grid line 8 on the second floor plan attached as Schedule “B” hereto shall remain in place and not be separated from the adjacent tenancy, at the Landlord’s sole discretion;

(b)	the work set out on Schedule “E-2” attached hereto; and

(c)	all base building mechanical, electrical, HVAC and plumbing systems shall be in proper working order at the Commencement Date.

The Landlord makes no representation or warranty with respect to the usability of any existing phone lines and/or data cables within the Premises. The Tenant, at its expense, shall be responsible for all modifications required to reuse such phone lines and/or data cables. The Tenant shall be responsible for its own improvements to the Premises (the “Tenant’s Work”) and shall complete such Tenant’s Work during the Fixturing Period. Should the Tenant require additional utilities, additional heating, ventilation or air conditioning because of the nature of its business, in excess of those already provided to the Premises, then the Tenant shall be responsible for the cost of installing and/or supplying such additional utilities, subject to the Landlord’s prior approval. The Tenant’s Work is subject to the Landlord’s prior written approval and shall be made in accordance with Section 9.2 of the Lease the and the Crestwood Commerce Centre Tenant Guidelines. It is understood that the Landlord’s contractor shall be utilized for all changes to the mechanical, electrical and life safety systems. All costs associated with the Tenant’s Work shall be borne solely by the Tenant, including design and consultants’ fees. The Tenant will be responsible for obtaining all necessary approvals and building permits from regulatory authorities for the commencement and completion of the Tenant’s Work. No Tenant’s Work shall commence until the Landlord receives proof of the Tenant’s insurance. All terms of the Lease shall be applicable from the date the Tenant takes possession of the Premises including the Tenant’s obligations to pay for all utilities and services, save for the payment of Basic Rent and the Tenant’s share of Property Taxes and Operating Costs which shall be payable as of the Commencement Date.

SCHEDULE “E-2” LANDLORD’S WORK

The Landlord shall coordinate removal and/or correction of the following existing installations:

1.	Removal of the fenced storage located directly behind demising wall (7) as indicated on the main floor plan of Schedule “B” attached hereto.

2.	Cap or seal the electrical supply to the compressor cage located behind demising wall (6) as indicated on the main floor plan of Schedule “B” attached hereto

The Landlord shall coordinate correction of the following existing installations:

1.	Repair/replace cracked heat exchanger in shipping receiving area marked “SUPPLY” located between demising walls (7) and (S) at the rear of the Premises as indicated on the main floor plan of Schedule “B” attached hereto.

2.	Electrical wiring from the electrical panels located directly adjacent to demising wall (6) north side at the rear of the Premises as indicated on the main floor plan of Schedule “B” attached hereto will be reconnected to supply power to the lab areas located between demising walls (7) and (5) as indicated on the main floor plan of Schedule “B” attached hereto.

3.	Electrical power to be restored to fume hood located in lab room marked “LAB” located directly adjacent to demising wall (6) as indicated on the main floor plan of Schedule “B” attached hereto.

4.	Correct exposed wiring in first aid room ceiling marked “F.A.” located between demising walls (6) and (7) as indicated on the main floor plan of Schedule “B” attached hereto.

5.	Restore power to the south wing of the office area of the Premises between demising walls (S) and (9) as indicated on the second floor plan of Schedule “B” attached hereto.

6.	All circuit breakers in electrical panels to be correctly mapped.

7.	Make operational the HVAC system above the south wing of the office located between demising walls (8) and (9) as indicated on the second floor plan of Schedule “B” attached hereto.

It is understood by the Landlord and the Tenant that it is the Tenant’s sole responsibility to purchase any non-base building systems from the existing tenant (if required) at the Tenant’s sole cost prior to the expiry of the existing tenant’s lease.

SCHEDULE “F” ENVIRONMENTAL MATTERS

1.	Representations and Warranties of Tenant

Except as may be set out elsewhere in this Schedule, the Tenant represents and wan-ants as of the date of this Lease that:

(a)	the Tenant has obtained all governmental approvals for its intended operation at the Premises required by any applicable Environmental Laws;

(b)	subject to paragraph 4 below, the Tenant intends to use at the Premises no hazardous, dangerous, toxic or harmful substances or materials, except for limited quantities of cleaning fluids, solvents, batteries or similar products or substances ordinarily used by the Tenant and necessary in the conduct of its business; and

(c)	the Tenant is not subject to, has no notice or knowledge of, and is not required to give any notice of any Environmental Claim involving the Tenant and there are no conditions or occurrences which could form the basis for an Environmental Claim against the Tenant.

2.	Covenants

The Tenant covenants and agrees that

(a)	subject to paragraph 4 below, the Tenant will not bring or permit to be brought or stored on the Project any hazardous, dangerous, toxic or harmful substances or materials, except for limited quantities of cleaning fluids, solvents, batteries or similar products or substances ordinarily used by the Tenant and necessary in the conduct of its business;

(b)	the Tenant will not emit or discharge or permit to be emitted or discharged from the Project any Contaminant;

(c)	the Tenant shall conduct all its operations on the Project in compliance with all Environmental Laws and it shall conduct such operations in accordance with prudent practices aimed at preventing any adverse effects as same may be defined under the environmental protection legislation in effect in the province in which the Project is situate, and without limiting the generality of the foregoing, shall obtain all requisite permits issued by environmental agencies and authorities with respect to its operations on the Project;

(d)	the Tenant shall promptly, at its own expense remove any hazardous, dangerous, toxic or harmful substances brought or permitted to be brought by it upon the Project in a manner that conforms with all laws and regulations covering the removal and movement of same;

(e)	the Tenant shall, at its own expense, expeditiously remove, remediate, clean up and abate any Contaminant and remedy to the reasonable satisfaction of the Landlord any damage to the Project and any surrounding property caused by, the presence or removal of any hazardous, dangerous, toxic or harmful substances brought, or permitted to be brought by it, upon the Project or by the emission or discharge by it or anyone permitted by it to be on the Project, of any Contaminant on or from the Project;

(f)	within five (5) business days notify the Landlord in writing of and provide any reasonably requested documents upon learning of any of the following which arise in connection with the Project:

(i)	any liability for corrective action pursuant to any Environmental Laws;

(ii)	any Environmental Claims;

(iii)	any violation of an Environmental Law; or

(iv)	any environmental health or safety condition which could materially impair the condition of the Project;

(g)	upon the written request of the Landlord, to provide at the Tenant’s expense a report of environmental site assessment of reasonable scope, form and depth by a consultant reasonably acceptable to the Landlord as to:

(i)	any matter to the extent such matter arises during the Lease term and which may reasonably be believed by the Landlord to form the basis of an Environmental Claim in connection with the Project; and

(ii)	the general environmental condition of the Premises within one hundred and eighty (180) days of the termination date of the Lease.

If such a requested environmental report is not delivered within thirty (30) days after receipt of the Landlord’s request; then the Landlord may arrange for same. The reasonable cost of any assessment arranged for or by the Landlord pursuant to this provision shall be payable by Tenant on demand;

(h)	allow the Landlord or its representatives from time to time at Landlord’s reasonable discretion and expense to inspect the Premises and conduct an environmental site assessment (including invasive soil or ground water sampling), including, without limitation, to facilitate any other sale or lease of the Premises; and

(i)	provide the Landlord financial assurances adequate to secure the eventual satisfaction of any of the Tenant’s obligations pursuant to this Schedule which have not been satisfied as of the termination date.

3.	Indemnification

The Tenant shall indemnify and hold harmless the Landlord from any losses, costs or damages (including without limitation, reasonable solicitor’s fees and disbursements on a solicitor and his client basis and any penalties or fines) to the extent they arise from events or conditions occurring or existing on or after the commencement date of this Lease and attributable to the conduct of the Tenant and relating to:

(a)	the presence or disposal of any hazardous, dangerous, toxic or harmful substances or any Contaminant on the Premises;

(b)	the operation or violation of any Environmental Law at the Premises;

(c)	any Environmental Claim in connection with the Premises; or

(d)	the inaccuracy of any representation or the breach by the Tenant of any warranty or covenant in this Schedule.

These indemnifications shall be binding upon the successors and assigns of the Tenant and enure to the benefit of the Landlord, its directors, officers, employees and agents and their successors and assigns and shall survive the expiration or termination of this Lease.

4.	to Use Hazardous Substances

Notwithstanding anything to the contrary herein or in the Lease contained, the Landlord acknowledges and agrees that the Tenant uses certain substances and materials in the conduct of the Tenant’s business which would be considered hazardous, dangerous, toxic or harmful substances or materials or any Contaminant hereunder. Accordingly, the Landlord hereby consents and agrees to the presence of such hazardous, dangerous, toxic or harmful substances or materials or any Contaminant upon the Project and the Premises, provided the following conditions are met:

(a)	the Tenant shall only bring upon the Project and upon the Premises such hazardous, dangerous, toxic or harmful substances or materials or any Contaminant as are reasonably required for the conduct of its business operations within the Premises, and shall forthwith remove from the Project and from the Premises any hazardous, dangerous, toxic or harmful substances or materials or any Contaminant which are no longer required for such business operations;

(b)	under no circumstances will the Tenant use the Premises or any portion thereof to stockpile or warehouse such hazardous, dangerous, toxic or harmful substances or materials or any Contaminant, other than in such reasonable quantities as may be required for its business operations within the Premises;

(c)	the Tenant will comply fully with all Environmental Laws related to the transportation, storage, use and disposal of all hazardous, dangerous, toxic or harmful substances or materials or any Contaminant so brought upon the Project or the Premises by the Tenant; and

(d)	save for the right to bring such hazardous, dangerous, toxic or harmful substances or materials or any Contaminant upon the Project and the Premises for use as aforesaid, the Tenant shall be bound by all of the other terms and conditions of this Schedule including, without limitation, the obligation to remedy any damage to the Premises or to the Project caused by the Tenant’s exercise of its rights hereunder.

SCHEDULE “C”

Bentall LP
Project No. 09114
November 30, 2009

Option 1

Preliminary Construction Estimate - tenant demising / Improvements

(Option 1: demising wall along gridline 5 on main floor and second floor)

#425 - 5600 Parkwood Way, Richmond, B.C.

Order of Magnitude - subject to detailed design, details, and components

	Qty	Units	Cost / Unit	Total
Demolition and make good affected areas	1	ls	$4,000.00	$4,000
Full height demising walls - In warehouse (n/a)	0	lf		$0
Full height demising walls - In office	8	lf	$200.00	$1,600
Make good existing fire separation walls / fire dampers?	1	ls	$6,000.00	$6,000
Revise unit washroom to accessible layout	1	ea	$8,000.00	$8,000
Electrical - emergency & exit lighting & F/A	1	ls	$2,500.00	$2,500
Misc. work	1	ls	$4,000.00	$4,000
Sprinklers	1	ls	$2,500.00	$2,500
* Electrical		allow	$8,000.00	$8,000
* HVAC		allow	$4,000.00	$4,000
Supervision (half time)	3	wks	$1,100.00	$3,300
General Conditions (Insur., rentals, clean-up, tol, F/A etc)	5	%		$2,195
Contractor Profit and Overhead	10	%		$4,610

Total Construction				$50,705

Planning and design drawings	1	ls	$5,000.00	$5,000
Permits & disbursements	1	ea	$2,500.00	$2,500
Contingency	5	%		$2,910

Total Project Cost				$61,115	+GST

Cost/Square foot of rentable space	22,902	sq ft		$2.67
* Basic demising costs allowance only. (Existing condition must be checked by distributed trades.)
Not included
Telephone/data and security systems & wiring
Signage
Landlord / Property Management Fee

SCHEDULE “D”

The landlord shall coordinate removal and/or correction of the following existing installations:

1.	Removal of the fenced storage located directly behind demising wall (7) detailed in SCHEDULE “A”

2.	Cap or seal the electrical supply to the compressor cage located behind demising wall (6) detailed in SCHEDULE “A”

The landlord shall coordinate correction of the following existing Installations:

1.	Repair/replace cracked heat exchanger in shipping receiving area marked “SUPPLY” located between demising walls (7) and (8) at the rear of unit detailed in SCHEDULE “A”

2.	Electrical wiring from the electrical panels located directly adjacent to demising wall (6) north side at the rear of unit detailed in SCHEDULE “A” will be reconnected to supply power to the lab areas located between demising walls (7) and (5) detailed in SCHEDULE “A”

3.	Electrical power to be restored to fume hood located in lab room marked “LAB” located directly adjacent to demising wall (6) detailed in SCHEDULE “A”

4.	Correct exposed wiring in first aid room ceiling marked “F.A.” ” located between demising walls (6) and (7) detailed in SCHEDULE “A”

5.	Power to the south wing of the office area located between demising walls (8) and (9) detailed in SCHEDULE “A” to be restored

6.	All circuit breakers in electrical panels to be correctly mapped

7.	HVAC system above the south wing of office located between demising walls (8) and (9) detailed in SCHEDULE “A” to be made operational

It is understood by the Landlord and Tenant that it is the Tenant’s sole responsibility to purchase any non-base building systems from the existing Tenant (if required) at the Tenant’s sole cost prior to the expiry of the existing tenant’s lease.

AMENDMENT TO OFFER TO LEASE AND

LANDLORD CONDITIONS PRECEDENT REMOVAL

Offer to Lease dated February 15, 2010 between Aquinox Pharmaceuticals Inc. (the “Tenant”) and Sun Life Assurance Company of Canada (the “Landlord”) for premises at Part Building 400, 5600 Parkwood Way, Richmond, B.C. (the “Offer to Lease”)

Pursuant to the above Offer to Lease, the Landlord and Tenant hereby agree to extend the date for waiver of the conditions precedent contained therein to May 11, 2010.

Furthermore, the Landlord and Tenant hereby agree to amend the Offer to Lease as follows:

1.	The following wording will be added as Clause 32:

“INDEMNITY

In consideration of the Landlord’s execution of this Offer to Lease, Aquinox Pharmaceuticals (USA) Inc. agrees to indemnity and save harmless the Landlord with respect to any failure in the Tenant’s observance and performance of all terms, covenants and conditions contained in the Offer to Lease and will execute and deliver (on or before the execution of the Lease) the Landlord’s standard form Indemnity Agreement with respect to the Tenant’s obligations under the Lease.”

Furthermore, the parties agree to remove their respective conditions precedent contained therein, namely:

LANDLORD

As per Clause 13 of the Offer to Lease:

a.	The Landlord’s senior executive’s final approval;

b.	The Landlord reviewing and approving the cost of any work required to the Demised Premises to meet all applicable building, fire safety or handicap accessibility codes; and

c.	the Landlord reviewing and approving the cost of any restoration required to the Demised Premises to accommodate the Tenant’s tenancy.

The Landlord also confirms that it has reviewed the Tenant’s financial information in accordance with Clause 10 of the Offer to Lease and the Landlord hereby removes its condition contained therein.

TENANT

As per Clause 12 of the Offer to Lease:

a.	The approval of the Tenant’s board of directors;

b.	Review and approval of the Lease;

c.	The Tenant finalizing a round of financing in an amount not less than Fourteen Million Five Hundred Thousand dollars ($14,500,000.00) by March 9, 2010;

d.	The Tenant approving the scope of any work required to the Demised Premises to meet any applicable building, fire safety or handicap accessibility codes;

e.	The Tenant approving the scope of any restoration required to the Demised Premises to accommodate the Tenant’s tenancy; and

f.	The Tenant’s review and approval of the costs associated with the acquisition and restoration (if any) of the existing Tenant’s business and Trade Fixtures.

The Offer to Lease is now fully binding on and accepted by both the Landlord and Tenant.

SUN LIFE ASSURANCE COMPANY OF CANADA
by its duly authorized Agent		Dated this 10th day of May, 2010
BENTALL LIMITED PARTNERSHIP
By its General Partner, Bentall G.P. Ltd.

PER:
(AUTHORIZED SIGNATORY)

PER:
(AUTHORIZED SIGNATORY)

AQUINOX PHARMACEUTICALS INC.		Dated this 11th day of May, 2010

PER:
(AUTHORIZED SIGNATORY)

PER:
(AUTHORIZED SIGNATORY)

AQUINOX PHARMACEUTICALS (USA) INC.		Dated this 11th day of May, 2010

PER:
(AUTHORIZED SIGNATORY)

PER:
(AUTHORIZED SIGNATORY)

SUBJECT EXTENSION

CB Richard Ellis Limited

#600 - 1111 West Georgia Street

Vancouver, B.C.

V6E 4M3

Attention: Mr. Kevin Nelson

Re:	Offer to Lease between Aquinox Pharmaceuticals Inc. (the “Tenant”) and Sun Life Assurance Company of Canada (the “Landlord”) for a portion of the building located at 5600 Parkwood Way, Richmond, BC, accepted March 3rd, 2010.

The Landlord and Tenant hereby agree to extend the Landlord and Tenant Conditions in the above noted Offer to Lease from March 24th, 2010 until April 7th, 2010.

“12. TENANT’S CONDITIONS

This Offer to Lease is subject to:

a.)	The approval of the Tenant’s board of directors;

b.)	Review and approval of the Lease;

c.)	The Tenant finalizing a round of financing in an amount not less than Fourteen Million Five Hundred Thousand Dollars ($14,500,000) by March 9th, 2010;

d.)	The Tenant approving the scope of any work required to the Demised Premises to meet any applicable building, fire safety or handicap accessibility codes;

e.)	The Tenant approving the scope of any restoration required to the Demised Premises to accommodate the Tenant’s tenancy;

f.)	The Tenant’s review and approval of the costs associated with the acquisition and restoration (if any) of the existing Tenant’s business and trade fixtures.

13. LANDLORD’S CONDITIONS

This Offer to Lease is subject to:

a.)	The Landlord’s senior executive final approval;

b.)	The Landlord reviewing and approving the cost of any work required to the Demised Premises to meet any applicable building, fire safety and handicap accessibility codes; and

c.)	The Landlord reviewing and approving the cost of any restoration required to the Demised Premises to accommodate the Tenant’s tenancy.”

AGREED to and EXECUTED at Vancouver, BC this 26th day of March, 2010.

AQUINOX PHRMACEUTICALS INC.
Per:
	(Authorized Signatory)	(Witness)

AGREED to and EXECUTED at Vancouver, BC this 26th day of March, 2010.

SUN LIFE ASSURANCE COMPANY OF CANADA

Per:
	(Authorized Signatory)	(Witness)